PURCHASE AND SALE AGREEMENT

(1331 L Street, N.W.
Washington, D.C.)

By and Between

1331 L STREET HOLDINGS, LLC
(as Seller)

And

GLL L-STREET 1331, LLC

(as Purchaser)

TABLE OF CONTENTS
SectionPage

1.	Definitions	1
2.	Sale of The Property	6
2.1	Agreement of Sale and Purchase	6
2.2	As Is, Where Is	6
3.	Matters to Which the Sale is Subject	7
4.	Purchase Price and Payment	7
4.1	Amount	7
4.2	Deposit	7
4.3	Payment	7
4.4	Disposition of Deposit	8
4.5	Interpleader	8
4.6	Escrow Agent as Stakeholder	8
4.7	Escrow Agent to Acknowledge Agreement	8
5.	Closing Adjustments and Prorations	9
5.1	General	9
5.2	Rent	9
5.3	Taxes and Assessments	9
5.4	Operating Expenses and Ground Rent	10
5.5	Security Deposits	11
5.6	Utility Deposits	11
5.7	Leasing Costs	11
5.8	Final Closing Adjustment	13
6.	Closing Date and Costs	14
6.1	Closing Date	14
6.2	Transfer and Recordation Taxes and Closing Costs	14
7.	Closing Documents	14
7.1	Seller’s Deliveries	14
7.2	Purchaser’s Deliveries	16
7.3	Delivery in Escrow	16
8.	Obligations Pending Closing	16
8.1	Continued Care and Maintenance	16
8.2	Leasing of the Property	17
8.3	Service Contracts	17
8.4	Operating Records	17
8.5	Affirmative Covenants	18
8.6	Negative Covenants	18
9	Inspection Period	19
9.1	Due Diligence Materials	19
9.2	Investigation and Inspection	19
9.3	Environmental Studies	20
9.4	Indemnification	20
9.5	Title or Survey Exceptions	20
9.6	Construction Contracts	21

10.	Conditions of Closing	22
10.1	Estoppel Certificates	22
10.2	Encumbrances Subsequent to Inspection Period	22
10.3	General Conditions of Purchaser	22
10.4	General Conditions of Seller	24
11.	Brokerage	24
12.	Risk of Casualty	25
13.	Notices and Other Communications	25
13.1	Manner of Giving Notice	25
13.2	Addresses for Notices	26
14.	Default and Remedies	27
14.1	Seller’s Default	27
14.2	Purchaser’s Default	27
14.3	Indemnity Provisions	27
14.4	Limitation of Liability	27
15.	Environmental Condition	28
15.1	Existing Reports	28
15.2	Permitted Usage	28
15.3	As Is	28
16.	Seller’s Representations and Warranties	28
16.1	Representations and Warranties Regarding Authority and Status	28
16.2	Representations and Warranties Regarding Property and Legal Matters	29
16.3	Representations and Warranties Regarding Leases, Contracts, and Other Documents	30
17.	Seller’s Disclosures	33
17.1	Soil Disclosures	33
17.2	Underground Storage Tank Disclosure	33
18.	Third Party Beneficiaries	33
19.	Further Assurances	33
20.	No Assignment	33
21.	Purchaser’s Authority	34
23.	Assumption of Service Contracts and Management Agreement	34
24.	Miscellaneous	34
24.1	Captions and Execution	34
24.2	Amendment and Merger	34
24.3	Binding	35
24.4	Governing Law	35
24.5	Entire Agreement	35
24.6	Time of Essence	35
24.7	No Waiver	35
24.8	Partial Invalidity	35
24.9	Exclusive Rights	35
24.10	No Offer or Binding Contract	35
24.11	Counterparts	36
24.12	Joint and Several Liability	36
24.13	Like Kind Exchange	36
24.14	Jury Waiver	36
25.	CoStar Guaranty	36

TABLE
OF
SCHEDULES AND EXHIBITS

Schedules

A           Legal Description
B           Lease Schedule
C           Operating Statement
D           Service Contracts
E           Pending Litigation
F           Existing Environmental Reports
G           Licenses
H           Specific Permitted Encumbrances
I           Rent Roll
J           Personal Property

Exhibits

A           Form of Assignment and Assumption of Ground Lease
B           Form of Bill of Sale
C           Form of Assignment and Assumption of Leases and Service Contracts
D           Form of Assignment of Intangible Property and Warranties
E           Form of Notice to Tenants
F           Form of FIRPTA Affidavit
G           Form of Title Affidavit
H           Form of Assignment and Assumption of  Construction  Contracts
I           Form of Ground Lease Estoppel Certificate
J           Form of Underground Storage Tank Disclosure
K           Form of Tenant Estoppel
L           Form of CoStar Lease
M           Form of Lease Guaranty
N           Form of Management Termination Agreement
O           First Amendment to Foxhall Lease

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered  into as of the 2nd day of February, 2011 (the “Effective Date”), by and between (i) 1331 L Street Holdings, LLC, a Delaware limited liability company (sometimes referred to as “Seller” or “Ground Lessee”), and (ii) GLL L-Street 1331, LLC., a Delaware limited liability company (“Purchaser”), with CoStar Group, Inc. (“Guarantor”) executing this Agreement solely for the purpose of guaranteeing Seller’s obligations under this Agreement as provided in Section 25 below.

RECITALS:

A.           Seller owns a certain ground leasehold and the improvements thereon, commonly known as 1331 L Street, N.W., Washington, D.C.

B.           Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, the Property (as hereinafter defined).

NOW, THEREFORE, in consideration of the payment of $10 and of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.  The terms defined in this Section 1 shall have the respective meanings stated in this Section 1 for all purposes of this Agreement.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Section 1 include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles; (iii) references herein to “Sections” and other subdivisions without reference to a document are to designated Sections and other subdivisions of this Agreement; (iv) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (v) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vi) the word “including” means “including, but not limited to.”

Additional Deposit shall mean the sum of Three Million and No/100 Dollars ($3,000,000.00), together with interest thereon as provided in Section in 4.2

Additional Rent shall mean all reimbursements of Operating Expenses, reimbursements of real estate taxes, insurance and other cost reimbursements payable by Tenants to Seller, as landlord, under their Leases.

Affiliate shall mean with respect to any entity, any natural person or firm, corporation, partnership, limited liability company, association, trust or other entity which controls, is controlled by, or is under common control with, the subject entity; a natural person or entity which controls an Affiliate under the foregoing shall also be deemed to be an Affiliate of such entity.  For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such entity, or the power to veto major policy decisions of any such entity, whether through the ownership of voting securities, by contract or otherwise.

Amendment shall have the meaning set forth in Section 8.2.

Approved Leases shall have the meaning set forth in Section 8.2.

Basic Rent shall mean all base rent or basic rent payable in fixed installments and fixed amounts for stated periods by Tenants under their Leases.

Broker shall mean and refer to Cassidy Turley Washington LLC.

Building shall mean the building and structures now erected or situated upon the Land, including all improvements and fixtures, appurtenant to or used in connection therewith, which are owned by Seller on the Effective Date, all mechanical systems and equipment comprising part of the building,  and any interest of Seller in and to alterations and installations in the building and structures which may now or hereafter, by lease or operation of law, become the property of Seller. Without limiting the generality of the foregoing, the following equipment shall be considered included in the Building and conveyed to Purchaser as part of the Property at no additional cost: (i) the generator servicing the Building (described as Generac SD275-K361 in the Kelly Generator & Equipment maintenance contract), (ii) the 300 kw Generac Diesel engine-driven generator, (iii) all automatic transfer switches, fuel pumps, and fuel oil tanks associated with said two generators, and (iv) a self contained supplemental McQuay air conditioning system that provides cooling for the data center in the Building, including all ducting, sensors, fan, pumps and air handlers.

Business Day shall mean those days of the week which are not a Saturday, Sunday or a federal holiday.

Closing shall have the meaning set forth in Section 4.3.

Closing Date shall mean February 18, 2011, or such other date as may be mutually agreed to by the parties.

Closing Statement shall have the meaning set forth in Section 5.1.

Common Area Construction Contracts shall have the meaning set forth in Section 9.6(a)

Common Area Contractors shall have the meaning set forth in Section 9.6(a)

Common Area Escrow Account shall have the meaning set forth in Section 5.7(b)

Common Area Escrow Amount shall have the meaning set forth in Section 5.7(b)

CoStar shall mean CoStar Realty Information, Inc.

CoStar Lease shall mean that certain office lease by and between Purchaser and CoStar Realty Information, Inc., in form attached hereto as Exhibit L, to be executed on the Closing Date; provided, however, that the Premises Escrow Agreement attached as Exhibit H to the CoStar Lease and the Common Area Escrow Agreement attached as Exhibit I to the CoStar Lease are, in both cases, subject to modification only to address the reasonable comments, if any, of the Escrow Agent thereto.

Cut-Off Date shall have the meaning set forth in Section 5.7(b)

Cut-Off Date Balances shall have the meaning set forth in Section 5.7(b)

Delinquent Rent shall mean rent which is due and payable by a Tenant on or before the Closing Date but which has not been paid by the Closing Date.

Deposit shall mean the aggregate of the Initial Deposit and the Additional Deposit, in the amount of Six Million and No/Dollars ($6,000,000.00), together with interest earned thereon as provided in Section 4.2.

Due Diligence Materials shall mean the material supplied by Seller pursuant to Section 9.1 hereof.

Effective Date shall be the date set forth in the preamble to this Agreement.

End of the Inspection Period shall mean the earlier of (i) February 2, 2011; or (ii) the date Purchaser waives its termination rights under Sections 9.2 and 9.5 hereof.

Environmental Laws shall refer to all federal, state and local laws, ordinances or regulations governing Hazardous Materials.

Environmental Studies shall have the meaning set forth in Section 9.3.

Escrow Agent shall mean Old Republic National Commercial Title Insurance Company, a Minnesota corporation, 1667 K Street, N.W., Suite 610, Washington, D.C. 20006-1652, Attention Christopher Naughten, Esq., Tel. (202) 296-3901, Ext. 2; Fax (202) 595-0207.

Estoppel shall have the meaning set forth in Section 10.1.

Existing Environmental Reports shall have the meaning set forth in Section 9.1.

Final Closing Adjustment shall have the meaning set forth in Section 5.8.

Ground Lease shall mean that certain Lease dated February 15, 1989 by and between 1331 L Street Holdings, LLC, a Delaware limited liability company (as successor-in-interest by multiple assignments, "Ground Lessee") and Manger 8-10-34 Trust Partners LLC, a District of Columbia limited liability company (as successor-in-interest to Julius Manger, Jr. and William M. Manger, as Successor Trustees under the several Trusts created by Declaration of Trust dated August 10, 1934, between Julius Manger, Grantor and Julius Manger, Trustee) (the "Ground Lessor") for the Land located at 1331 L Street, N.W., Washington, D.C., as amended and supplemented by (i) Rider to Lease dated February 15, 1989, (ii) Letter Agreement dated May 8, 1992 from Charles A. Camalier, III, Esquire, on behalf of Ground Lessee, to Noah P. Rosoff, Esquire, on behalf of Ground Lessor, as agreed to and accepted by Ground Lessor, (iii) a side letter (regarding Ground Lessee's indemnity obligations) dated November 9, 2006, (iv) that certain First Amendment to Lease dated November 27, 2006 by and between Ground Lessee and Ground Lessor, and (v) that certain Second Amendment to Lease dated July 15, 2009 by and between Ground Lessee and Ground Lessor, as assigned to Seller pursuant to that certain Assignment and Assumption of Ground Lease, dated February 5, 2010, and recorded February 9, 2010 as Instrument Number 2010011391 among the Land Records of the District of Columbia.

Ground Lessor shall mean Manger 8-10-34 Trust Partners LLC, or its successor in interest.

Hazardous Materials shall have the meaning set forth in Section 15.1.

Immaterial Amendment  shall have the meaning set forth in Section 8.2.

Initial Deposit shall mean the sum of Three Million and No/100 Dollars ($3,000,000.00), together with interest thereon as provided in Section 4.2.

Inspection Period shall have the meaning set forth in Section 9.2.

Intangible Property shall mean the contract rights, warranties, licenses, permits, certificates of occupancy, rights to use trademarks, trade names (including, but not limited to the name "1331 L Street" and all derivations thereof), logos, designs, graphics or artwork, architectural drawings and as-built plans, licenses, approvals, certificates, certificates of occupancy, governmental approvals, proceeds under insurance policies or condemnation proceeds, site plans variances, and all similar items owned by Seller and used in connection with the development of, construction of, or use and operation of the Property.

Knowledge or knowledge of a particular fact or other matter shall be attributed to Seller only if Andrew Florance, Brian Radecki, and Nadia O’Dea, or any of them, has actual (and not constructive) knowledge of the fact or other matter, with no duty of independent investigation or inquiry, except that Seller shall make inquiry of Property Manager as to the accuracy hereunder of all information set forth in the Seller’s representations and warranties relating to the Property.

Land shall mean that certain parcel of land described in Schedule A in which Seller holds a leasehold interest pursuant to the Ground Lease.

Lease Guaranty shall mean a Lease Guaranty executed by Guarantor with respect to the CoStar Lease, the form of which guaranty is attached hereto as Exhibit M.

Lease Schedule shall refer to Schedule B.

Leases shall mean all leases and subleases of space for portions of the Building in existence on the Effective Date, and all amendments thereto, a complete list of which is attached as  Schedule B attached hereto, together with the CoStar Lease any Approved Leases executed after the Effective Date.

Lease Activity Notice shall have the meaning set forth in Section 8.2.

Leasing Costs shall mean for a particular Lease (i) all leasing commissions payable to brokers in connection with a Lease (regardless of when the same shall be due), and (ii) the cost of any obligation of Landlord under the Lease to perform or pay for tenant improvements, Tenant improvement allowances, free rent, rent abatements or offsets, or other landlord concessions.

Licenses shall have the meaning set forth in Section 8.5(e).  The Licenses are identified on Schedule G.

Litigation and Litigation Schedule shall have the meaning set forth in Section 16.2(f).

Management Agreement shall mean that certain Management Agreement dated February 5, 2010, between Seller and LPC Commercial Services, Inc., as amended.

New Lease shall have the meaning set forth in Section 8.2.

Non-Disturbance Agreement shall have the meaning set forth in Section 10.3(g).

Objections shall have the meaning set forth in Section 9.5.

Operating Expenses shall mean all costs, expenses, charges and fees relating to the ownership, management, operation, maintenance and repair of the Property, including electricity, gas, water, sewer and other utility charges, common area maintenance charges, vault charges, personal property taxes, periodic charges payable under Service Contracts, but not including any costs, expenses, charges or fees which are the direct responsibility of a Tenant under a Lease.

Operating Statement shall mean the rent roll, budgets, delinquency reports, aging analyses and other information attached or listed on Schedule C.

Other Seller Interests shall mean all of the right, title and interest of Seller pertaining to the Land, including all appurtenances thereunto belonging or in any way appertaining, including the following:

(a) all of the right, title and interest of Seller in and to any easements, grants of right or other agreements affecting the Property or comprising the Permitted Encumbrances, including any structures or improvements erected pursuant to such easements, grants of right or other agreements whether or not situated upon the Land;

(b) all of the right, title and interest of Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Property, to the center line thereof, and to any strips or gores adjoining the Property or any part thereof, and all right, title and interest of Seller in and to any award made or to be made in lieu thereof, and in and to any unpaid award for damages to the Property by reason of change of grade of any street; and

(c) all of the right, title and interest of Seller in and to any mineral and water rights, if any.

Permitted Encumbrances shall mean (a) zoning and building ordinances and land use regulations, Environmental Laws, and other legal requirements that apply to the Property; (b) the lien of taxes and assessments not yet due and payable; (c) any exceptions caused by Purchaser, its agents, representatives, employees or its contractors; (d) the rights of the Tenants under the Leases as tenants only and without rights of purchase; (e) matters identified on Schedule H; and (f) any matters deemed to constitute Permitted Encumbrances under Section 9.5.

Personal Property shall mean the tangible personal property located in or on, and used in the operation of, the Building and/or the Land (including, without limitation, all maintenance equipment and tools) that is identified in Schedule J.

Premises Construction Contracts shall have the meaning set forth in Section 9.6(b)

Premises Escrow Account shall have the meaning set forth in Section 5.7(b)

Premises Escrow Amount shall have the meaning set forth in Section 5.7(b)

Property shall collectively mean all of Seller’s right, title, and interest in and to the Land, the Site Improvements, the Building, the Personal Property, Leases and Licenses, the Intangible Property and the Other Seller Interests.

Property Manager shall mean LPC Commercial Services, Inc.

Purchase Price shall mean the purchase price for the Property specified in Section 4.1.

Purchaser Response shall have the meaning set forth in Section 9.5.

Renewal shall have the meaning set forth in Section 8.2.

Security Deposits shall mean all security deposits, access card or key deposits and other deposits (including any interest accrued thereon in accordance with the terms of the Tenants' Leases) relating to space within the Building paid by Tenants under Leases.

Seller Response shall have the meaning set forth in Section 9.5.

Service Contracts shall mean all of the service, operation, maintenance, labor and similar agreements entered into by Seller in respect of the Property (but excluding any construction contracts, such as contracts for the construction of tenant improvements) which are described in Schedule D.

Site Improvements shall mean all of the parking lots, driveway pavings, access cuts, parking lot striping, lighting, bumpers, drainage systems and landscaping situated upon the Land and all appurtenances to the Building located outside of the Land, as shown on the Survey.

Survey shall have the meaning set forth in Section 9.5.

Tenant shall mean the holder of any right to occupy, possess, or use all or any part of the Property pursuant to a Lease.

Tenant's Fiscal Year shall have the meaning set forth in Section 5.2(b).

Title Commitment shall have the meaning set forth in Section 9.5.

Title Company shall mean Old Republic National Title Insurance Company, or such other nationally recognized title insurance company selected by Purchaser.

Title Policy shall have the meaning set forth in Section 10.3(c).

Underground Storage Tank Disclosure shall have the meaning set forth in Section 17.2.

Withheld Amount shall have the meaning set forth in Section 5.7(b)

2. Sale of The Property.

2.1 Agreement of Sale and Purchase.  Upon and subject to the terms and conditions contained in this Agreement, Seller agrees to sell the Property to Purchaser, and Purchaser agrees to purchase the Property from Seller.

2.2 "As Is, Where Is".  This Agreement reflects the mutual agreement of Seller and Purchaser.  Other than the matters specifically set forth in this Agreement, which by the terms of this Agreement survive Closing, Purchaser will, upon the Closing, be deemed to have not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller or any of Seller's agents or representatives.  Except to the extent set forth in Sections 8, 15 and 16 of this Agreement, Seller specifically disclaims, and neither it nor any of its Affiliates nor any advisor, consultant or employee of Seller is making, any representation, warranty or assurance whatsoever to Purchaser, and no warranties or representations of any kind or character, either express or implied, are made by Seller or relied upon by Purchaser with respect to the status of title to or the maintenance, repair, condition, design or marketability of the Property, or any portion thereof, including, but not limited to, (a) any implied or express warranty of merchantability, (b) any implied or express warranty of fitness for a particular purpose, (c) any implied or express warranty of conformity to models or samples of materials, (d) any rights of Purchaser under appropriate statutes to claim diminution of consideration, (e) any claim by Purchaser for damages because of defects, whether known or unknown, with respect to the improvements or the personal property, (f) the financial condition or prospects of the Property, and (g) the compliance or lack thereof of the Property with governmental regulations.  Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate, and that it is relying solely on its own expertise and that of its advisors in purchasing the Property.  Prior to the Closing, Purchaser will conduct and may conduct such inspections, investigations and other independent examinations of the Property and related matters as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and upon the Closing, will rely upon same and not upon any statements of Seller (excluding the limited matters represented by Seller in Sections 8, 15 and 16 of this Agreement) or of any Affiliate, officer, director, employee, agent or attorney of Seller.  Purchaser acknowledges and agrees that upon Closing, Seller will sell and convey to Purchaser, and Purchaser will accept the Property, "as is", "where is", and “with all faults” except as may otherwise be specifically provided in Sections 8, 15 and 16 of this Agreement.  The terms and conditions of this Section 2.2 will expressly survive the Closing, will not merge with the provisions of any closing documents, and will survive the recordation of the Ground Lease Assignment.

3. Matters to Which the Sale is Subject. The sale of the Property shall be subject to each and all of the following:

(a) the Permitted Encumbrances;

(b) the Ground Lease; and

(c) the Service Contracts and any other agreements that affect the Property, which Purchaser assumes in writing pursuant to the provisions of Section 23.

4. Purchase Price and Payment.

4.1 Amount.  Subject to the adjustments and prorations contemplated by this Agreement, the purchase price for the Property shall be the sum of One Hundred One Million and No/100 Dollars ($101,000,000.00), less the Withheld Amount (the “Purchase Price”), which shall be payable all in cash at the Closing.

4.2 Deposit. Within three (3) Business Days after the Effective Date, Purchaser shall place the Initial Deposit in escrow with the Escrow Agent.   Within three (3) Business Days after the End of the Inspection Period (and provided Purchaser has not elected by written notice to terminate this Agreement as provided in Sections 9.2 or 9.5 and this Agreement otherwise remains in full force and effect without default by Seller), Purchaser shall place the Additional Deposit in escrow with the Escrow Agent.  The Deposit shall be held by the Escrow Agent pursuant to the express provisions of this Agreement.  Escrow Agent shall promptly after receipt invest the Initial Deposit and the Additional Deposit in an interest-bearing account in a federally insured commercial bank acceptable to both Purchaser and Seller.  The failure of the Purchaser to post the Additional Deposit as and when required hereunder shall be deemed an election by Purchaser to terminate this Agreement pursuant to Section 9.2 hereof at the End of the Inspection Period.

4.3 Payment.  On the Closing Date, Purchaser shall pay the Purchase Price to, or for the account of, Seller in the manner provided for in this Section 4.3, subject to the adjustments and prorations set forth in this Agreement.  On or before 1:00  p.m. on the Closing Date, Purchaser shall effect a wire transfer of federal funds to the Escrow Agent’s designated escrow account in an amount equal to the result obtained by subtracting (A) the sum of (i) the net amount (if any) of the costs, expenses, prorations and adjustments payable to Purchaser under this Agreement, and (ii) the Deposit from (B) the sum of (i) the Purchase Price and (ii) the net amount (if any) of the costs, expenses, prorations and adjustments payable by Purchaser under this Agreement.  After the Escrow Agent’s receipt of the wire transfer of funds and immediately following (i) the recordation of the Ground Lease Assignment (as hereinafter defined), (ii) the issuance of the Title Policy to Purchaser and (iii) the disbursement by the Escrow Agent to Seller of an amount equal to the Purchase Price (including as a part of the Purchase Price, the Deposit) reduced by the net amount of the costs, expenses, prorations and adjustments payable by Seller under this Agreement (the "Closing"), the Escrow Agent shall (1) deliver to Purchaser all documents and instruments received by Escrow Agent which, in accordance with the terms of this Agreement, are to be delivered by Seller to Purchaser at the closing of the purchase; and (2) deliver to Seller all documents and instruments received by Escrow Agent which, in accordance with the terms of this Agreement, are to be delivered by Purchaser to Seller at the Closing.  Notwithstanding anything to the contrary herein, the Escrow Agent shall not record the Ground Lease Assignment until such time as it is prepared to disburse to Seller on the Closing Date the amount specified in the immediately preceding sentence, and issue to Purchaser the Title Policy.

4.4 Disposition of Deposit.  If this Agreement is terminated pursuant to Section 14 and thereafter either Seller or Purchaser makes a demand on the Escrow Agent for the return of the Deposit (if the demand is made by Purchaser) or for the payment of the Deposit (if the demand is made by Seller), the party making such demand and the Escrow Agent shall give notice of such demand to the other party.  If the Escrow Agent does not receive an objection from the other party to the proposed payment or return of the Deposit within five (5) Business Days after the giving of such notice, the Escrow Agent shall pay the Deposit to the party making the demand.  If the Escrow Agent receives an objection from the other party within the five (5) Business Day period, the Escrow Agent shall continue to hold the Deposit until otherwise directed by instructions from Seller and Purchaser or until otherwise directed by a court of competent jurisdiction.  Until the End of the Inspection Period, the provisions of Sections 9.2 and 9.5, and not the provisions of this Section 4.4, shall control the disposition of the Deposit.  The provisions of this Section 4.4 shall also not apply to other provisions of this Agreement which grant the Purchaser the right to terminate this Agreement and receive a refund of the Deposit.

4.5 Interpleader.  In the event of a dispute concerning the disposition of the Deposit, the Escrow Agent shall have the right, at any time, to deposit any cash funds held by it under this Agreement with the clerk of the court having jurisdiction.  The Escrow Agent shall give notice of such deposit to Seller and Purchaser.  Upon such deposit, the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Until the End of the Inspection Period, the provisions of Sections 9.2 and 9.5 and not the provisions of this Section 4.5 shall control the disposition of the Deposit.  The provisions of this Section 4.5 shall also not apply to other provisions of this Agreement which grant the Purchaser the right to terminate this Agreement and receive a refund of the Deposit.

4.6 Escrow Agent as Stakeholder.  The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience; that the Escrow Agent shall not be deemed to be the agent of either of the parties; and that the Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this Agreement or involving gross negligence.

4.7 Escrow Agent to Acknowledge Agreement.  The Escrow Agent shall acknowledge its agreement to the provisions of this Agreement by executing this Agreement in the space provided below.

5. Closing Adjustments and Prorations.

5.1 General.  All rentals, revenues and other income generated by the Property and all utilities, real estate taxes, maintenance charges and other Operating Expenses incurred in connection with the ownership, management and operation of the Property shall be paid or shall be prorated between Seller and Purchaser in accordance with the provisions of this Section 5.  For purposes of the prorations and adjustments to be made pursuant to this Section 5, Purchaser shall be deemed to own the Property as of the Closing Date and therefore be entitled to any revenues and be responsible for any expenses for the entire day upon which the Closing occurs.  Any apportionments and prorations which are not expressly provided for in this Section 5 shall be made in accordance with the customary practice in the District of Columbia.  Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 5 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income and revenue therefrom accruing through midnight of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income and revenue accruing thereafter. Seller and Purchaser shall endeavor to cause their respective accountants or other representatives to prepare a schedule of prorations (the “Closing Statement”) at least three (3) Business Days before the Closing Date.  Any net adjustment in favor of Purchaser shall be credited against the Purchase Price at the Closing.  Any net adjustment in favor of Seller shall be paid in cash at the Closing by Purchaser to Seller.

5.2 Rent.  Rent shall be prorated at the Closing in accordance with the following provisions:

(a) Basic Rent and Other Revenues.  Subject to Section 5.2(b), Basic Rent and other revenues (including, without limitation, Additional Rent) actually received by Seller shall be prorated between Seller and Purchaser as of the Closing Date based on the actual number of days in the month during which the Closing Date occurs.   Seller shall be entitled to all Basic Rent and other revenues which are due and payable under the Leases before the Closing Date and Purchaser shall be entitled to all Basic Rent and other revenues which are due and payable under the Leases on and after the Closing Date.  Accordingly, Purchaser shall be credited with an amount equal to all prepaid rentals for periods on and after the Closing Date.

(b) Delinquent Rent.  Delinquent Rent shall not be prorated at Closing and shall be paid by Purchaser to Seller if, as, and when actually collected by Purchaser after the Closing.  It is understood and agreed that Purchaser shall be obligated to use its commercially reasonable efforts to collect Delinquent Rent on behalf of Seller (including, without limitation, sending notices of default under the applicable lease), but is under no obligation to initiate any legal proceeding to collect the Delinquent Rent, evict the Tenant who is delinquent, or terminate the Tenant's lease.  Basic Rent or Additional Rent collected after the Closing Date (less any collection costs incurred by Purchaser) shall be applied first to sums for the month in which Closing occurs (and Purchaser shall promptly pay to Seller its prorated portion of such collections), then  to the sums then currently due and owing from Tenant under the Lease for all periods accruing after the Closing Date and then any sums remaining to Delinquent Rent owed to Seller.

5.3 Taxes and Assessments.

(a) Proration of Taxes at Closing.  All non-delinquent real estate taxes assessed against the Property shall be prorated between Seller and Purchaser, based upon the actual current tax bill.  If the most recent tax bill received by Seller before the Closing Date is not the actual current tax bill, then Seller and Purchaser shall initially prorate the real estate taxes at the Closing by applying the most recent tax assessment rate established by the District of Columbia to the latest assessed valuation established by the District of Columbia for tax purposes (which may be from a notice of assessment or the most recent tax bill), and shall reprorate the real estate taxes retroactively at the Final Closing Adjustment.  All real estate taxes accruing before the Closing Date (no matter when assessed or levied) shall be the obligation of Seller and all real estate taxes accruing on and after the Closing Date shall be the obligation of Purchaser.  Any delinquent real estate taxes assessed against the Property shall be paid (together with any interest and penalties) by Seller at the Closing.  The parties acknowledge that there is pending a request for a real estate tax exemption, waiver or abatement on account of CoStar’s occupancy of the Building that may serve to reduce or eliminate real estate taxes for the Building, pursuant to the “Technology Act” (as defined in the CoStar Lease).  Any reduction in real estate taxes pursuant to the immediately preceding sentence which accrues for any period before the Closing Date shall be taken into account in making the proration under this Section 5.3(a) (if the amount of such reduction is ascertained prior to Closing)  or Section 5.8 (if the amount of such reduction is ascertained after Closing.  The applicable provisions of the CoStar Lease shall control with respect to CoStar’s entitlement to the benefit of such reduction in real estate taxes.

(b) Post-Closing Supplemental Taxes.  If, after the Closing Date, any additional or supplemental real estate taxes are assessed against the Property by reason of back assessments, corrections of previous tax bills or other events occurring before the Closing Date, Seller and Purchaser shall reprorate the real estate taxes at the Final Closing Adjustment using the method set forth in Section 5.3(a).

(c) Post-Closing Refunds of Taxes.  The parties acknowledge that there is presently pending a real estate tax appeal for Tax Year 2011 (“2011 Tax Appeal”), filed on behalf of Seller by Grossberg, Yochelson, Fox & Beyda, LLP (“GYFB”), pursuant to an engagement letter dated January 5, 2011(the “2011 Engagement Letter”), the terms of which are incorporated herein by reference.  At Closing, Seller will assign to Purchaser, and Purchaser will assume from Seller, all rights and responsibilities under the Engagement Letter, including responsibility for any costs and fees payable thereunder.  Seller shall be responsible for notifying GYFB of the sale, in accordance with the terms of the Engagement Letter. Seller shall have the right to withdraw the 2011 Tax Appeal at any time prior to Closing and Purchaser shall have the right to withdraw the 2011 Tax Appeal at any time after Closing.   Before and after Closing, Seller will deliver to GYFB any information or documentation requested by GYFB in connection with the 2011 Tax Appeal which is Seller’s possession or control.  If the 2011Tax Appeal  is successful, any refunds of real estate taxes made to Purchaser after the Closing shall first be applied to the unreimbursed costs of GYFB, and any other costs of Purchaser and Seller incurred in obtaining the refund, then paid to any Tenants who are entitled to the same, and the balance, if any,  shall be paid to Seller (for the period prior to the Closing Date) within ten (10) days of Purchaser’s receipt of such refund and to Purchaser (for the period commencing on and after the Closing Date).  If the 2011 Tax Appeal is unsuccessful, Purchaser and Seller shall reprorate the out-of-pocket costs they incurred in the same ratio.  The parties further acknowledge that there is also presently pending a real estate tax appeal for Tax Year 2010 (“2010 Tax Appeal”), filed on behalf of Seller by GYFB, pursuant to engagement letter dated March 30, 2009 (the “2010 Engagement Letter”).  At Closing, Seller will retain all rights and responsibilities under the 2010 Engagement Letter, including responsibility for any costs and fees payable thereunder.  If the 2010 Tax Appeal is successful, any refunds of real estate taxes after the Closing shall first be applied to the unreimbursed costs of GYFB, and any other costs of Seller incurred in obtaining the refund, then paid to any Tenants who are entitled to the same, and the balance, if any, shall be paid to Seller.  If the refund under the 2010 Tax Appeal is paid to Purchaser, Purchaser shall, within ten (10) days of Purchaser’s receipt of such refund, promptly remit same to Seller for application in accordance with the terms of this Section.  If the 2010 Tax Appeal is unsuccessful, Seller shall bear all cost of said appeal.

5.4 Operating Expenses and Ground Rent.  All Operating Expenses shall be prorated between Seller and Purchaser as of the Closing Date, based on the actual number of days in the month during which the Closing Date occurs for monthly expenses, and based on a 365-day year for annual expenses.  For purposes of this Section, Net Annual Rent under the Ground Lease, which is payable in advance in equal monthly installments, shall be treated as an Operating Expense. Seller shall be responsible for all Operating Expenses attributable to the period before the Closing Date and Purchaser shall be responsible for all Operating Expenses attributable to the period on and after the Closing Date.  To the extent commercially reasonable and practicable, Seller and Purchaser shall obtain billings and meter readings as of the Business Day preceding the Closing Date to aid in the proration of charges for gas, electricity and other utility services which are not the direct responsibility of Tenants.  If such billings or meter readings as of the Business Day preceding the Closing Date are obtained, adjustments or any costs, expenses, charges or fees shown thereon shall be made in accordance with such billings or meter readings.  If such billings or meter readings as of the Business Day preceding the Closing Date are not available for any utility service, the charges therefor shall be adjusted at the Closing on the basis of the per diem charges for the most recent prior period for which bills were issued and shall be further adjusted at the Final Closing Adjustment on the basis of the actual bills for the current period.  Estimated payments of percentage rent are payable under the Ground Lease quarter-annually, in arrears, on or before the 15th day of the first month following a given calendar quarter, and said payments are subject to audit and an annual reconciliation, based upon an Annual Reconciliation Statement delivered to the Ground Lessor when annual reconciliations are delivered to Tenants of the Building.  Seller’s Annual Reconciliation Statement is based on an October 1-September 30 fiscal year. Accordingly, at Closing, percentage rent will have been paid for the 4th calendar quarter of 2010, and will be accruing for the 1st calendar quarter of 2011.  Accrued percentage rent for the 1st calendar quarter of 2011 will be prorated between Seller and Purchaser as of the Closing Date, calculated on the actual number of days in the 1st calendar quarter of 2011, on the basis of the percentage rent paid to the Ground Lessor for the 4th calendar quarter of 2010, subject to recalculation when the final numbers are known.  Seller shall be solely responsible for, and shall indemnify and hold Purchaser harmless against, all claims, costs and liabilities arising out of the Ground Lessor’s audit of the fiscal year ending September 30, 2010, and all earlier fiscal years, including, without limitation, all amounts of percentage rent determined to be owed for such prior fiscal years.  The foregoing indemnity shall survive the Closing and shall be enforceable at any time.

5.5 Security Deposits.  Purchaser shall be credited with, and Seller shall be charged with, an amount equal to all Security Deposits from the Tenants, together with any statutory or contractual interest owed to Tenants.  Seller shall be entitled to retain all Security Deposits, interest required to be paid thereon, or other such credits due Tenants for which Purchaser receives credit and Seller is charged pursuant to this Section 5.5.

5.6 Utility Deposits.  Seller shall be entitled to retain all utility deposits paid by Seller prior to the Closing.  If any of the utility deposits are not refundable to Seller without replacement by Purchaser, Purchaser shall either: (i) deliver the requisite replacement utility deposit to the utility company on or before the Closing Date, or (ii) pay to Seller at the Closing the amount of such utility deposit, against a good and sufficient transfer by Seller to Purchaser of all interest of Seller in the utility deposit.

5.7 Leasing Costs.

(a) Seller represents and warrants that there are no Leasing Costs in connection with the Leases that are due and owing or unadvanced as of the Effective Date (including any leasing/commission agreement relating to the Leases existing as of the Effective Date), except (i) in connection with the CoStar Lease, as set forth in Section 5.7(b), (ii) as set forth in Schedule B, (iii) to the extent set forth in the Foxhall Lease Amendment, and (iv) for such Leasing Costs as may become due and owing after Closing in connection with the renewal or extension of any Leases, as provided in the Leases,  All New Leases, Amendments, and Renewals executed between the Effective Date and the Closing Date shall be submitted by Seller to Purchaser for review and approval in accordance with the terms of Section 8.2 hereof (including disclosure of the details of leasing commissions, tenant improvement obligations, rent abatements and other landlord concessions).  Any Leasing Costs associated with such New Leases, Renewals and Amendments approved by Purchaser pursuant to Section 8.2 hereof shall be the obligation of Seller unless Purchaser specifically agrees otherwise in writing to pay such expenses as part of its approval of the same.   To the extent that, as of the Closing Date, there are any written or other agreements pertaining to Leasing Costs which under this Section are the obligation of the Purchaser to pay after the Closing, the Purchaser and Seller will, at the Closing, execute a mutually acceptable agreement whereby the Purchaser assumes the obligation to pay all of such Leasing Costs for which Purchaser is responsible hereunder and will indemnify and hold Seller harmless with respect to the same.

(b) Notwithstanding anything to the contrary in this Agreement, at Closing, an amount determined in accordance with this Section 5.7(b) shall be deducted from $101,000,000 in calculating the Purchase Price (such amount, the “Withheld Amount”).  The Withheld Amount shall be paid by Purchaser into two escrow accounts at Closing.  The first escrow account shall be hereinafter referred to as the “Premises Escrow Account” and it shall be established and held under the terms of that certain Premises Escrow Agreement, which shall be substantially in the form of Exhibit H to the CoStar Lease.  Purchaser and CoStar shall, together with the Escrow Agent, enter into the Premises Escrow Agreement at Closing.  The amount to be held in the Premises Escrow Account shall be as determined in accordance with this Section 5.7(b) (such amount, the “Premises Escrow Amount”).  The Premises Escrow Amount shall be paid by Purchaser into escrow pursuant to the Premises Escrow Agreement in order to secure the obligation of Purchaser to fund certain Premises Improvements (as that term is defined in the CoStar Lease).  The second escrow account shall be referred to hereinafter as the “Common Area Escrow Account” and it shall be established and held under the terms of that certain Common Area Escrow Agreement, which shall be substantially in the form of Exhibit I to the CoStar Lease.  The Purchaser and CoStar shall, together with the Escrow Agent, enter into the Common Area Escrow Agreement at Closing.  The amount to be held in the Common Area Escrow Account shall be as determined in accordance with this Section 5.7(b) (such amount, the “Common Area Escrow Amount”).  The Common Area Escrow Amount shall be paid by Purchaser into escrow pursuant to the Common Area Escrow Agreement in order to secure the obligation of Purchaser to fund certain Common Area Improvements (as that term is defined in the CoStar Lease), and to fund the estimated Reimbursable Fees under the Foxhall Amendment (as such terms are hereinafter defined). The Withheld Amount, the Premises Escrow Amount and the Common Area Escrow Amount shall be determined in accordance with the following:

(i) The parties acknowledge and agree that the Common Area Contractors (as defined in Section 9.6 hereof) under the Common Area Construction Contracts (as defined in Section 9.6 hereof) will have agreed by (or in connection with) Closing to binding and executed Common Area Construction Contracts with an aggregate contract price to be paid thereunder for full performance of the work thereunder (such aggregate contract price, plus the estimated Reimbursable Fees under the Foxhall Amendment) shall be the Common Area Escrow Amount for purposes hereof);

(ii) The Withheld Amount for purposes hereof shall be an amount to be specified by Seller at Closing, but shall in no event be less than Common Area Escrow Amount or exceed Fifteen Million and No/100 Dollars ($15,000,000.00); and

(iii) The Withheld Amount less the Common Area Escrow Amount shall be the Premises Escrow Amount for purposes hereof.

On the date that is five (5) business days prior to the Closing (the “Cut-Off Date”), Seller shall cause all Common Area Contractors to prepare invoices for all work on the Common Area Improvements for which amounts are due and owing through the Cut-Off Date (such amounts, if any, the “Cut-Off Date Balances”).  Seller shall, prior to Closing, cause the Cut-Off Date Balances to be paid to each applicable Common Area Contractor.  As between Seller and Purchaser, Purchaser shall, upon Closing, be responsible for all payments to be made to Common Area Contractors for Common Area Improvements completed pursuant to the Common Area Construction Contracts after the Cut-Off Date, and Seller will thereafter be absolved of any liability.  In this regard, Seller shall not be required to, and shall not, pay sums due to any Common Area Contractors for periods after the Cut-Off Date, and Purchaser assumes liability therefor.  Seller agrees to secure lien releases from each Common Area Contractor receiving payments in respect of Cut-Off Date Balances to evidence payment thereof (which may be conditioned upon receipt of payments in respect of the Cut-Off Date Balances), bringing such Common Area Contractors current through the Cut-Off Date.  The parties acknowledge that the CoStar Lease attached hereto as Exhibit L and the Premises Escrow Agreement and the Common Area Escrow Agreement do not, as of the Effective Date, contain figures for the “Premises Improvement Allowance” or the “Common Area Improvement Allowance” (as such terms are defined in the CoStar Lease).  In connection with the Closing, the parties shall enter such amounts as determined in accordance with this Section 5.7(b) in the foregoing documents in order to finalize them for Closing (it being understood that the Premises Improvement Allowance for purposes of the CoStar Lease shall be the Premises Escrow Amount determined in accordance herewith, and that the Common Area Improvement Allowance for purposes of the CoStar Lease shall be the Common Area Escrow Amount determined in accordance herewith).  Furthermore, the parties acknowledge that a number needs to be entered into each of Sections 33.b and 34.b. of the CoStar Lease.  Said number shall be determined by taking the Premises Escrow Amount determined in accordance herewith and dividing it by 149,514 and, once determined, said number shall be inserted into Sections 33.b and 34.b. of the CoStar Lease prior to and in connection with the Closing.  The parties acknowledge and agree that the Withheld Amount does not constitute a portion of  the actual consideration received by Seller for the Property, and that therefore, as set forth in Section 4.1 above, for all purposes (including, without limitation,  Transfer and Recordation Tax purposes in the District of Columbia, and for federal income tax purposes), the Purchase Price of the Property does not include the Withheld Amount (as determined in accordance with this Section 5.7(b)).

5.8 Final Closing Adjustment.  No later than six (6) months following the Closing Date (or, with respect to a particular proration, such as a proration requiring calendar or fiscal year-end or similar reconciliation, and only to the extent necessary to calculate the final amount thereof, by June 30, 2013, Seller and Purchaser shall make a final adjustment to the prorations made pursuant to this Section 5 (the “Final Closing Adjustment”).  The Final Closing Adjustment shall be made in the following manner:

(a) General.  All adjustments or prorations which could not be determined at the Closing because of the lack of actual statements, bills or invoices for the current period, the year-end adjustment of Additional Rent or any other reason, shall be made as a part of the Final Closing Adjustment.  Any net adjustment in favor of Purchaser shall be paid in cash by Seller to Purchaser no later than thirty (30) days after the Final Closing Adjustment.  Any net adjustment in favor of Seller shall be paid in cash by Purchaser to Seller no later than thirty (30) days after the Final Closing Adjustment.  The parties shall correct any manifest error in the prorations and adjustments made at Closing promptly after such error is discovered.

(b) Additional Rent Adjustment.  Seller and Purchaser shall prorate the actual amount of Additional Rent paid by each Tenant for the fiscal year set forth in such Tenant’s Lease for the determination and payment of Additional Rent (the “Tenant’s Fiscal Year”).  Such proration shall be made separately for each Tenant that is obligated to pay Additional Rent,  as follows:

(i) Seller shall be entitled to the portion of the actual amount of Additional Rent paid by the Tenant equal to the product obtained by multiplying such amount by a fraction, the numerator of which is the number of days in the Tenant’s Fiscal Year preceding the Closing Date and the denominator of which is the total number of days in the Tenant’s Fiscal Year; and

(ii) Purchaser shall be entitled to the balance of the Additional Rent paid by the Tenant.

In making the foregoing adjustment of Additional Rent, interim payments of Additional Rent collected and retained by Seller or Purchaser from each Tenant for the Tenant's Fiscal Year for periods before and after Closing, as the case may be, shall be taken into account.  The adjustment of interim payments received and actual Additional Rent paid shall be made separately for each Tenant and for each type of Additional Rent.

(c) No Further Adjustments.  Except for: (i) additional or supplemental real estate taxes, real estate tax credits or rebates, or other adjustments to real estate taxes contemplated by Section 5.3, or (ii) manifest errors, the Final Closing Adjustment shall be conclusive and binding upon Seller and Purchaser, and Seller and Purchaser hereby waive any right to contest after the Final Closing Adjustment any prorations, apportionments or adjustments to be made pursuant to this Section 5.  The provisions of Section 5 shall survive the Closing.

6. Closing Date and Costs.

6.1 Closing Date.  The Closing shall take place at the offices of the Title Company in Washington, D.C. at 1:00 p.m. Eastern Time on the Closing Date, or such earlier date as may be mutually agreed to by the parties. Notwithstanding the foregoing, Purchaser and Seller shall endeavor to conduct Closing by depositing (by overnight or local courier) into escrow with the Title Company, all closing documents no later than one (1) Business Day prior to the Closing Date.  In addition, Purchaser and Seller shall endeavor to finalize all prorations and adjustments to the Purchase Price contemplated by Section 5 hereof, and prepare the Closing Statement detailing all such items and costs of Closing, no later than three (3) Business Days prior to the Closing Date.

6.2 Transfer and Recordation Taxes and Closing Costs.  Seller and Purchaser shall each pay one-half of (i) all recording costs (including, but not limited to, all transfer and recordation taxes and recording fees) in connection with the recording of the Ground Lease Assignment, and (ii) the Closing Escrow and settlement fee of the Escrow Agent (which shall not exceed $750.00).  Seller shall pay all costs and expenses necessary to obtain a release of any liens or encumbrances on the Property.  Purchaser shall pay for all other expenses of closing, including the costs of examination of title, escrow fees (other than the Closing Escrow and settlement fee referenced in clause (ii) of this Section 6.2),  the Title Policy, the Survey and all costs associated with any purchase money financing obtained by Purchaser.  Each party shall pay the fees of its own legal counsel and other consultants.  The provisions of this Section 6.2 shall survive the Closing.

7. Closing Documents.

7.1 Seller’s Deliveries.  Seller shall execute and/or deliver to Purchaser on the Closing Date the following:

(a) an assignment and assumption of Ground Lease (the “Ground Lease Assignment”) in the form attached hereto as Exhibit A;

(b) a bill of sale in the form attached hereto as Exhibit B;

(c) an Assignment and Assumption of Leases and Service Contracts in the form attached hereto as Exhibit C;

(d) an assignment of all Intangible Property and warranties related to the Property in the form attached hereto as Exhibit D;

(e) letters in the form attached hereto as Exhibit E to each Tenant under the Leases;

(f) a Section 1445 Affidavit in the form attached hereto as Exhibit F;

(g) an owner’s affidavit addressed to the Title Company in the form attached as Exhibit G, to eliminate the exceptions in the owner’s title insurance policy for parties in possession other than the Tenants under the Leases and for mechanic’s and materialmen’s liens arising in connection with work performed or materials provided to the Property at Seller’s direction prior to the Closing;

(h) the Management Termination Agreement;

(i) the Closing Statement referred to in Section 5.1 signed by Seller;

(j) the fully executed originals of all Leases, including the CoStar Lease;

(k) the Non-Disturbance Agreement executed by Ground Lessor;

(l) all keys to the Property, if any, which are in Seller’s possession;

(m) originals of the Estoppels from the Ground Lessor and the Tenants and originals (if in Seller’s possession) of the Ground Lease and all Leases, lease files and other material required by Section 8.4.

(n) all warranties, manufacturer or equipment manuals, service records and similar information related to the Personal Property which are in Seller's possession;

(o)  a good standing certificate issued by the State of Delaware, dated not more than thirty (30) days prior to the Closing Date, evidencing that each of the Seller and Guarantor is in good standing in the state of its organization;

(p) Copies of the Construction Contracts relating the Common Area Improvements, together with an Assignment and Assumption of Construction Contracts, executed by Seller, in the form attached hereto as Exhibit H;

(q)  any transfer and recordation tax declaration;

(r) such additional documents as Seller and Purchaser shall mutually agree are necessary to consummate the sale of the Property to Purchaser or are otherwise required by the provisions of this Agreement;

(s) letters to the other parties under the Service Contracts, advising of the sale of the Property;

(t) the Lease Guaranty executed by Guarantor, and

(u) authorizing resolutions for and/or on behalf of Seller, CoStar and Guarantor evidencing the authority of Seller and Guarantor to enter into and perform this Agreement, the authority of Guarantor to enter into and perform the Lease Guaranty, and the authority of CoStar to enter into and perform the Lease; or in lieu of such resolutions, a secretary’s certificate whereby excerpts of the applicable resolutions are attached and the secretary certifies that the same were duly adopted, have not been modified and remain in full force and effect .

7.2 Purchaser’s Deliveries.  Purchaser shall execute and/or deliver to Seller on the Closing Date the following:

(a) the Ground Lease Assignment in the form attached hereto as Exhibit A;

(b) the Assignment and Assumption of Leases and Service Contracts in the form attached hereto as Exhibit C;

(c) the Assignment and Assumption of Construction Contracts in the form attached hereto as Exhibit H;

(d) subject to the provisions of Section 5.6, letters to the holders of any utility security deposits authorizing the return of such security deposit to Seller;

(e) the Closing Statement referred to in Section 5.1; and

(f) good standing certificate(s) for the Purchaser issued by the State of Delaware and each state of organization for the Purchaser, dated not more than thirty (30) days prior to the Closing Date, evidencing that the Purchaser is in good standing in the state of its organization and, if applicable, the District of Columbia;

(g) a copy of the fully executed New Management Agreement;

(h) any transfer and recordation tax declarations; and

(i) such additional documents as Seller and Purchaser shall mutually agree are necessary to consummate the sale of the Property to Purchaser or are otherwise required by the provisions of this Agreement.

7.3 Delivery in Escrow.  The delivery to the Escrow Agent of the Purchase Price, the executed Ground Lease Assignment and all other documents and instruments required to be delivered by either party to the other by the terms of this Agreement shall be deemed to be a good and sufficient tender of performance of the terms hereof.

8. Obligations Pending Closing.

8.1 Continued Care and Maintenance.  During the period between the Effective Date and the Closing Date, Seller agrees: (i) to continue to maintain and operate the Property in accordance with the provisions of Section 8.5; (ii) not to make any capital alterations or other substantial alterations or changes to the Property other than ordinary and necessary maintenance and repairs, without Purchaser’s prior approval (provided, however, Seller may make any alterations or changes to the Property that are permitted or required by any Lease (including the CoStar Lease), or required by Section 8.5(c)(ii) hereof, or are otherwise disclosed on the Operating Statement, without Purchaser’s prior approval; and (iii) to maintain in effect all policies of casualty and liability insurance or similar policies of insurance, with no less than the limits of coverage now carried with respect to the Property.  Except as set forth in Section 8.2 hereof, Purchaser agrees not to unreasonably withhold, condition or delay any such approvals.  Nothing contained herein shall prevent Seller from acting to prevent loss of life, personal injury or property damage in emergency situations, or prevent Seller from performing any act with respect to the Property which may be required by any Lease, applicable law, rule or governmental regulations.

8.2 Leasing of the Property.  If Seller desires to enter into  (i) any new leases for the Property (a "New Lease"); or (ii) a renewal, extension or expansion of any existing Leases for the Property (other than renewals, extensions or expansions of existing Leases evidencing or reflecting the exercise by Tenants of any rights or options, the terms of which are fixed or determinable as of the Effective Date, under existing Leases) (a "Renewal") or (iii) any other amendment or modification to a Lease (the "Amendment"), Seller shall give Purchaser  prior written notice (the "Lease Activity Notice") of its desire to do so. The Lease Activity Notice shall include a copy of the proposed New Lease, Renewal or Amendment, and shall set out the amount of space involved, the length of the lease term, the proposed financial terms thereof (including any rent abatement periods), the amount of any leasing commission, tenant improvement obligations and any “non-standard” provisions of the proposed New Lease or Renewal or Amendment.  Seller shall not enter into any New Lease, Renewal or Amendment without Purchaser’s prior written approval. Purchaser’s approval shall not be unreasonably withheld, delayed or conditioned in connection with a proposed Amendment which is an “Immaterial Amendment,” as defined in the next sentence. For purposes hereof, an “Immaterial Amendment” is an Amendment which will not (i) have any material adverse effect on Purchaser, legal or financial, (ii) increase the financial or legal obligations of the landlord under a Lease; or (iii) modify the term of the Lease or the rent payable thereunder.   The Purchaser will be deemed to have granted its consent to any New Lease, Renewal or Amendment in the event that it fails to provide Seller with written objections to the same on or before five (5) Business Days after its receipt  of the Lease Activity Notice for the particular New Lease, Renewal or Amendment.  As used in this Agreement, the term "Approved Leases" refers collectively to any New Lease, Renewal or Amendment, which is approved by Purchaser pursuant to this Section.

8.3 Service Contracts.  Seller shall not enter into any new service contracts in respect of the Property that cannot be cancelled, without the payment of any termination related fee or premium, upon thirty (30) days' notice.

8.4 Operating Records.  On the Closing Date, Seller will turn over to Purchaser, or leave at the Property, all books, records, operating records, files and other materials, in the possession of Seller or its management agent, necessary to a complete continuity in the operation of the Property, or copies thereof.  For a period of three (3) years after the Closing Date, Purchaser shall permit Seller to have access to and, at Seller’s sole cost and expense, make copies of such records and files during Purchaser’s normal business hours on any Business Day, provided that (i) Seller has a reasonable business purpose for having access to such records, and (ii) Seller must provide Purchaser with prior notice of at least one (1) Business Day  The records that Seller will deliver to Purchaser shall not include:  (a) any document or correspondence which would be subject to the attorney-client privilege (“Privileged Materials”) ; (b) any document or item which Seller is contractually, legally or otherwise bound to keep confidential (“Confidential Materials”); (c) any document pertaining to the marketing of the Property for sale to prospective purchasers; (d) any internal memoranda, reports or assessments of Seller or Seller's affiliates relating to Seller's valuation of the Property; (e) appraisals of the Property whether prepared internally by Seller or Seller's affiliates or externally; (f) any documents relating to Seller's financing or the entity that owns the Property, but does not directly affect or relate to the Property; and (g) any other proprietary information or materials relating to Seller's internal decision-making or investment or financing options.  The foregoing provisions notwithstanding, (i) the limitations on delivery of records set forth in the preceding sentence shall in no event be deemed to apply to the Leases,  the

Service Contracts and or other documents which Seller is obligated to or has agreed to deliver to Purchaser by the express terms of this Agreement, and (ii) if there are any Privileged Materials or Confidential Materials which includes or relates to information set forth in  Seller’s representations or warranties hereunder, then (a) in the case of Privileged Materials withheld,  Seller shall submit a schedule to Purchaser that generally describes the nature of any privileged information withheld without revealing or being required to reveal such information (similar to a privilege log that is often required in connection with requests for production in litigation); (b) in the case of Confidential Materials, Seller may withhold such materials unless Purchaser signs a confidentiality agreement reasonably acceptable to Seller in form and substance agreeing to keep such information confidential and indemnifying Seller against any damages arising from Purchaser’s breach thereof.

8.5 Affirmative Covenants.  Between the Effective Date and the Closing Date, Seller agrees that it will:

(a) at its expense, operate and maintain the Property (including the Personal Property) in its present order and condition and in accordance with its past practices to date, make all necessary repairs, and deliver the Property on the Closing Date in substantially the same condition it is in on the Effective Date, reasonable wear and tear and damage by fire or other casualty excepted;

(b) give prompt written notice to Purchaser of any fire or other casualty affecting the Property after the Effective Date;

(c) deliver to Purchaser, promptly after receipt by Seller after the Effective  Date, a copy of: (i) all written notices from Tenants; (ii) written notices from the service providers under any Service Contracts; (iii) written notices received by Seller of any violations issued by governmental authorities with respect to the Property (including notices of violations received prior to the Effective Date and not remedied by the Effective Date), and, at its sole cost and expense, remedy before the Closing Date all violations of legal requirements specified in such notice affecting or relating to the Property (to the extent Purchaser in its investigations uncovers any violations of legal requirements it will notify the Seller of the same and, except to the extent required by law, will not contact any legal authority with respect to the same), and any outstanding work orders and requirements of any company insuring the Property against casualty;

(d) notify Purchaser in writing, promptly after Seller acquires actual knowledge thereof, of any facts or events which would cause any of Seller's representations and warranties contained in Sections 15 or 16 of this Agreement or in the Due Diligence Material supplied by Seller to Purchaser pursuant to this Agreement, to be untrue or incorrect in any material respect; and

(e) maintain in full force and effect all existing licenses and permits relating to the operation of the Property in its current manner (the "Licenses") and timely apply for renewals of all such Licenses which will expire before the Closing Date.

8.6 Negative Covenants.  Between the Effective Date and the Closing Date, Seller agrees that, without Purchaser's written consent in each case, it will not, directly or indirectly through the Property Manager or any Affiliate:

(a) voluntarily grant, create, assume or permit to exist any mortgage, lien, easement, covenant, condition, right-of-way or restriction upon the Property other than the Permitted Encumbrances, or voluntarily take or permit any action adversely affecting the title to the Property as it exists on the Effective Date, without the prior approval of Purchaser which will not be unreasonably withheld, conditioned or delayed;

(b) alter or amend any of the Service Contracts or become a party to any new Service Contract unless the new Service Contract is terminable without penalty to the then owner of the Property upon not more than thirty (30) days' notice or upon sale of the Property;

(c) terminate any Lease, or accept a surrender of the leased premises thereunder; unless the Seller is legally required to accept the surrender by the Tenant  pursuant to the express terms of any such Lease;

(d) remove from the Property any Personal Property unless such property is replaced with similar items of at least equal quality prior to the Closing, or

(e) agree to any request by a Tenant for permission to assign its Lease or sublease part or all of its premises, but if such Tenant’s Lease requires that the landlord’s consent to an assignment or sublease may not unreasonably be withheld, Purchaser’s consent will not be required with respect thereto although Seller must nevertheless notify Purchaser in writing of any such request and must give Purchaser a reasonable opportunity to present its objections (if any) to such request.

9. Inspection Period.

9.1 Due Diligence Materials.  Seller has delivered to Purchaser prior to the Effective Date the following documents (the "Due Diligence Materials"): architectural and structural plans relating to the Property in Seller’s possession; copies of income and expense statements with respect to the Property for the calendar years ending December 31, 2008 and December 31, 2009, and the Seller's budget for calendar year 2011 and an income statement for the most recent calendar quarter ending prior to the Effective Date; copies of real property tax assessments and tax bills with respect to the  period of Seller’s ownership of the Property; a copy of the Leases; a rent roll in the form attached as Schedule I (“Rent Roll”); a list of tenant current delinquencies; a copy of Seller’s survey; a copy of Seller’s title insurance policy and title exceptions from Seller’s title insurance policy; a copy of all Service Contracts; a copy of any environmental reports relating to the Property in Seller's possession (collectively, the "Existing Environmental Reports"); a copy of Seller’s existing engineering reports; and a copy of any Licenses in Seller’s possession.  Seller makes no representations or warranties as to accuracy, completeness or reliability of the Due Diligence Materials that have been prepared by third parties, and Seller shall have no liability in connection therewith, however, to the extent Seller has or obtains actual knowledge of any information that is required to make such Due Diligence Materials correct, accurate, complete and not misleading, the Seller will be obligated to promptly disclose to the Purchaser in writing the information known to Seller.  Purchaser agrees that all information received from Seller is Seller’s confidential work product unless otherwise indicated, and Purchaser agrees that it will maintain the confidentiality of all such information.  In the event of termination of this Agreement for any reason whatsoever prior to Closing hereunder, Purchaser shall return to Seller all materials or copies of materials pertaining to the Property received from Seller or Seller’s agents and all non-confidential, non-privileged or non-proprietary studies, tests, and materials prepared for Purchaser’s benefit by third parties that are not related to Purchaser within five (5) Business Days of such termination.

9.2 Investigation and Inspection.  Commencing on the Effective Date and continuing until the End of the Inspection Period (hereinafter called the “Inspection Period”), Purchaser shall make, or cause to be made, at Purchaser’s own risk and expense, such investigation of the Property as is reasonably necessary, including physical inspections of the Property, review of the Leases, Service Contracts, laws and ordinances, and approval of survey and condition of title. Notwithstanding the foregoing sentence, (i) Purchaser shall use commercially reasonable efforts to ensure that all such tests and inspections shall be conducted in such a manner so as to not unreasonably disturb or disrupt the Tenants, occupants and invitees, the normal operations of the Property, or cause any injury or damage to the Property, and (ii)  Purchaser shall not be permitted to undertake any soil borings or other drillings or intrusive physical testing  on the Property without prior written notice to, and written consent of, Seller, which consent  may be withheld or conditioned in Seller’s sole discretion, and (iii) prior to entering the Property, Seller’s offices or the offices of the management company for the Property, Purchaser shall give Seller advance notice at least one (1) Business Day prior to the inspection (including its intended purpose, scope and location) and shall have scheduled the inspection with Seller.  During any entry for purposes of conducting any permitted physical testing, the Purchaser agrees to require its consultants and agents to observe the Seller's reasonable safety rules for the Property.  The time and place (if the inspection involves a review of documents) of each inspection shall occur at times reasonably convenient to Seller.  All of the Purchaser's entry upon the Property shall be subject to the rights of the Tenants and may be limited by security regulations of the Tenants and Seller.  Further, prior to the End of the Inspection Period, the Purchaser agrees that it will not contact any Tenant (other than CoStar) unless such contact has received the prior approval of the Seller and a representative of the Seller accompanies Purchaser to any meeting that the Purchaser may have with the Tenant.  At any time prior to the End of the Inspection Period, Purchaser may send Seller and Escrow Agent a notice that Purchaser elects to terminate this Agreement; however, for such notice to be effective, it must be sent prior to 5:00 p.m. Eastern Time on the day on which the End of the Inspection Period occurs.   Effective as of the date Purchaser gives any such notice to Seller, this Agreement shall be terminated and the parties hereto shall be released of further liability hereunder except as otherwise provided herein, and the Initial Deposit immediately returned to the Purchaser.  If, prior to the End of the Inspection Period, the Purchaser does not so notify Seller that it has elected to terminate this Agreement, then Purchaser shall be deemed, as of the End of the Inspection Period, to proceed to purchase the Property on the Closing Date in accordance with the provisions of this Agreement.  During the period prior to the Closing Date or earlier termination of this Agreement, the Purchaser will maintain commercial liability insurance (with contractual coverage comparable to that provided in standard ISO CGL policies) in an amount not less than $1,000,000 per occurrence/ $2,000,000 aggregate/$10,000,000 umbrella, and with carriers licensed to do business in the District of Columbia, selected by Purchaser in the exercise of its reasonable discretion.  Prior to entering the Property to perform inspections, the Purchaser will supply Seller with evidence that the Purchaser is maintaining the insurance required by the foregoing sentence and has named Seller as an additional insured.

9.3 Environmental Studies.  Prior to the Closing Date, Purchaser shall have the right to conduct studies on the Property to determine the presence of Hazardous Materials (the "Environmental Studies"); Purchaser agrees to coordinate with Seller regarding the scope and execution of such Environmental Studies.

9.4 Indemnification.  Purchaser hereby indemnifies and holds Seller harmless from any loss, damage, cost or expense incurred by Seller (including reasonable attorneys' fees and costs) arising out of damage to the Property or personal injury to the extent that the same has been caused by Purchaser or its designated representatives, agents, employees and contractors, during the course of its activities pursuant to Sections 9.2 and 9.3 hereof.  This indemnity shall survive the Closing and any termination of this Agreement prior to the Closing, and shall be enforceable at any time.

9.5 Title or Survey Exceptions.     Prior to the Effective Date Purchaser has ordered, received and reviewed, and delivered to Seller, (a) a title commitment covering the Property (Old Republic National Title Insurance Company Commitment No.: DC010000128, Version 3, issued 01/14/2011, with an effective date of December 3, 2010 hereinafter referred to as the “Title Commitment”); and (b) an ALTA/ACSM survey of the Property by Bernard F. Locraft, Civil Engineers, dated April 11, 2008, and last recertified January 7, 2011 as Job No. 8288 (the "Survey").  Purchaser has notified Seller of its objections (the “Objections”) that Purchaser has to matters shown on the Survey or in the Title Commitment, excluding, however, the leases, and matters appearing on Schedule B and on Schedule H, unless Purchaser’s Objections specifically include any matters appearing on Schedule H.   Any such item to which

Purchaser shall not object shall be deemed to be a “Permitted Encumbrance”. If there are Objections by Purchaser, including Objections to any matters appearing on Schedule H,  Seller shall, within five (5) Business Days after the Effective Date, provide written notice to the Purchaser setting forth, with respect to each Objection raised by the Purchaser, whether or not the Seller elects, in its sole discretion, to cure the Objection prior to the Closing and the method of such cure (the "Seller Response").  It is agreed that the Seller has no obligation to cure any Objection unless it has expressly agreed to do so in the Seller Response or such cure is required by Section 10.2 or 10.3 hereof.  The Purchaser will be provided a period of two (2) Business Days after its receipt of the Seller Response to provide the Seller and Escrow Agent written notice (the "Purchaser Response") as to whether (i) with respect to Objections that the Purchaser has raised and the Seller has notified the Purchaser in the Seller Response that it will not cure, the Purchaser has elected to waive the Objection, and (ii) with respect to Objections that the Purchaser has raised and the Seller has notified the Purchaser in the Seller Response that the Seller will, prior to the Closing Date, cure the Objection, the cure proposed by the Seller is unacceptable to the Purchaser in the exercise of its sole and absolute discretion. In the event that the Purchaser elects to send a Purchaser Response within the periods permitted by the preceding sentence electing to terminate the Agreement, then (i) this Agreement shall automatically terminate as of the date of the Purchaser Response, (ii) the parties shall be relieved from any continuing liability to the other arising by virtue of this Agreement, exclusive of the party's indemnity obligation under Section 9.4 hereof, and (iii) the Deposit shall be returned to the Purchaser. In the event that the Purchaser fails to deliver a Purchaser Response within the time period permitted hereby, then (i) the Purchaser shall be deemed to have (1) waived any Objection set forth in the Objection notice which Seller, in the Seller Response, has notified the Purchaser that it will not cure the same, and (2) accepted the method of cure proposed by the Seller in the Seller Response with respect to any Objection that the Seller has in the Seller Response notified the Purchaser that it will cure prior to the Closing, and (ii) the Seller will be obligated to effectuate such cure on or before the Closing Date. Any Objections waived (or deemed waived) by Purchaser under the foregoing provisions shall also be deemed Permitted Encumbrances.   Notwithstanding the foregoing, (A) Seller shall pay or cause to be discharged at or prior to Closing any monetary liens against the Property to the extent created, assumed or consented to by Seller or by CoStar (including liens arising out of CoStar’s tenant improvement work), and Purchaser shall not be required to object to the same, and (B) Seller shall satisfy all Schedule B-1 requirements related to Seller  (which are those contained in the following paragraph numbers of the Commitment:  3,4, 7 8, 9, 11,12, and 13).

9.6 Construction Contracts.

(a) Prior to Closing, Purchaser and Seller agree to cooperate and use commercially reasonable efforts to negotiate, complete and, as applicable, enter into certain construction contracts for the Common Area Improvements (as that term is defined in the CoStar Lease) (the “Common Area Construction Contracts”) with certain contractors (the “Common Area Contractors”).  The Common Area Construction Contracts for the general contractor shall require the Contractor to deliver commercially reasonable payment and performance bonds.  Unless otherwise consented to by Purchaser, each Common Area Construction Contract shall provide that the Guaranteed Maximum Price thereunder shall not be increased due to design defects or unanticipated site conditions.  To the extent finalized before Closing, each Common Area Construction Contract with a Common Area Contractor shall be entered into by Seller, and each such Common Area Construction Contract (i) shall be assigned to Purchaser at Closing pursuant to that certain Assignment and Assumption of Construction Contracts attached hereto as Exhibit H; and (ii) shall explicitly permit assignment, without consent of the applicable Contractor, to Purchaser.  If any particular Common Area Construction Contract is not completed until Closing, then the Purchaser shall enter into that Common Area Contract directly with the applicable Common Area Contractor at Closing and it shall not be assigned.  All Common Area Construction Contracts covering all work relating to Common Area Improvements must be entered into at Closing and be in the name of Purchaser (as assignee or directly) immediately upon Closing.  Prior to execution and delivery of a Common Area Construction Contract, if any, by Seller prior to Closing, Purchaser shall, upon request of Seller, enter into a short-form letter agreement indicating Purchaser’s acceptance of such Common Area Construction Contract for purposes of this Section 9.6 and its agreement to take an assignment of that Common Area Construction Contract at and upon Closing, in the form negotiated and without a fee.  Seller shall deliver, as part of its Seller’s Deliveries to be provided pursuant to Section 7.1 at Closing, copies of all of the Common Area Construction Contracts.

(b) CoStar, an affiliate of Seller, as tenant, may enter into construction contracts prior to the Closing that extend beyond Closing and relate to the Premises Improvements (the “Premises Construction Contracts”), and such Premises Construction Contracts shall (i) cover work relating to Premises Improvements, and (ii) shall not be assigned to Purchaser at Closing, but shall remain in the name of CoStar.  Purchaser shall not have the right to consent to such Premises Construction Contracts.  The parties acknowledge that not all contracts relating to Premises Improvements will be in place by Closing, and any such contracts entered into by CoStar after Closing shall be subject to the terms of the CoStar Lease.  The parties agree that Premises Construction Contracts in place at Closing will be listed on Schedule E-2 of the CoStar Lease.

10. Conditions of Closing.

10.1 Estoppel Certificates.  Seller shall obtain for delivery to Purchaser at least three (3) business days prior to the Closing Date,  estoppel certificates from (i) each of the Tenants substantially in the form attached as Exhibit K, and (ii) an estoppel certificate from Ground Lessor (collectively, the “Estoppels).   The Estoppels must be dated no earlier than sixty (60) days prior to the Closing Date, and, with respect to the Estoppels from the Tenants, (i) not disclose a material default by Seller under the Leases, and (ii) disclose no material and  adverse variance with the information set forth in most current Due Diligence Materials made available to Purchaser by Seller, Schedule B or Schedule I or in the Operating Statement.  The Estoppel from the Ground Lessor will be in the form attached as Exhibit I, and not disclose a default by the Tenant under the Ground Lease or a material and adverse variation from the information set forth in Schedule B or Schedule I or from the most current Due Diligence Materials made available to Purchaser by Seller.  In the event that any Estoppel contains information at material and adverse variance with the information set forth in Schedule B and Schedule I, most current Due Diligence Materials made available to Purchaser by Seller, or in the Operating Statement or otherwise alleges a monetary or material non-monetary default by Seller under the Leases or the Ground Lease and, as a result of the same, the condition set forth in Section 10.3(f) hereof is not satisfied, then Seller shall be obligated to use commercially reasonable efforts to contest or cure such variance or default prior to Closing.

10.2 Encumbrances Subsequent to Inspection Period.  In the event that Purchaser does not terminate this Agreement on or before the End of the Inspection Period, and, prior to the Closing Date, title to the Property should become affected by any encumbrance, lien, outstanding interest or question or matter affecting title which is not a Permitted Encumbrance and which is not created or caused to be created by Purchaser, then Seller shall be obligated to remove such encumbrance, and Seller shall be entitled, for such purpose, to postpone the Closing Date for a reasonable period of time, not to exceed thirty (30) days.

10.3 General Conditions of Purchaser.  In addition to any other express conditions set forth in this Agreement, the obligations of Purchaser to purchase the Property from Seller and to perform the other covenants and obligations to be performed by Purchaser on the Closing Date is subject to the following conditions (all or any of which may be waived, in whole or in part, by Purchaser):

(a) Seller Representation and Warranties True.  The representations and warranties made by Seller in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations had been made on and as of such date.  Notwithstanding the foregoing, prior to Closing, the Seller reserves the right to inform Purchaser of any updates or modifications to the Seller's representations and warranties, but the Purchaser shall have the right to approve, in the exercise of its good faith discretion, such update or modification and this condition shall be deemed unsatisfied if Purchaser in good faith fails to approve such update or modification.

(b) Seller's Performance. On or before the Closing Date, Seller shall have satisfied its obligations under this Agreement in all material respects.

(c) Title to Property.  On the Closing Date, Seller's title to the Property is free and clear of all mortgages (other than those which will be paid and released of record on the Closing Date), liens, encumbrances, easements, conditions and other matters affecting title, recorded or unrecorded, other than the Permitted Encumbrances.  Subject to the payment by Purchaser of the applicable premium, Purchaser has received from one or more title insurance companies reasonably satisfactory to Purchaser, a current ALTA owner's policy of title insurance, in an amount equal to the Purchase Price, dated, or updated to, the Closing Date, insuring, or committing to insure, at standard rates, Purchaser's title to the Property in accordance with the Title Commitment, subject only to the Permitted Encumbrances (the "Title Policy").  Without limitation of the foregoing, the standard title exceptions (i.e., items 1, 2 and 3 in Schedule B-Section II of the Title Commitment) shall have been deleted from the such Title Policy, including any exception for mechanics’, materialsmen’s and similar liens arising from work performed or materials delivered to the Property prior to the Closing Date.

(d)  No Litigation.  On the Closing Date, there is no Litigation except as set forth on the Litigation Schedule, and no action or proceeding has been instituted or threatened before any court to restrain or prohibit or to obtain damages in respect of, or which is related to or arises out of, this Agreement, or the consummation of the transactions contemplated herein.

(e) Condemnation.   On the Closing Date, no part of the Property or access to the Property is about to be acquired, or has previously been acquired, by authority of any governmental authority in the exercise of its power of eminent domain or by private purchase in lieu thereof, nor on the Closing Date will there be any threat or imminence of any such acquisition or purchase.

(f) Leases.  On the Closing Date, the Leases and the Ground Lease are in full force and effect, without defaults or delinquencies, other than those set forth on the Lease Schedule or otherwise approved by Purchaser in writing.  Notwithstanding the foregoing, the parties acknowledge that given the nature of the Building, there may be changes in the defaults for Delinquent Rent under the Leases prior to Closing, and as a result thereof, this condition will not be deemed to have been unsatisfied due to Delinquent Rents so long as the total amount of Delinquent Rent for those Leases (determined on an individual Lease by Lease basis) does not exceed two percent (2%) of the aggregate Base Rent and Additional Rent due under those same Leases for the 2010 calendar year.

(g) Ground Lessor Non-Disturbance. The Ground Lessor shall have executed and delivered to CoStar a non-disturbance and attornment agreement in the form required by Section 9.05 of the Ground Lease and as required by the CoStar Lease (the “Non-Disturbance Agreement”), unless CoStar has waived the receipt of the Non-Disturbance Agreement as a condition to the effectiveness of the CoStar Lease.

(h) Approval and Assignment of Common Area Construction Contracts.  Except where such Common Area Construction Contracts are being executed and delivered directly by Purchaser at Closing, Seller shall have entered into the Common Area Construction Contracts, the form of which must have been approved by Purchaser in writing, and Seller shall have assigned such Construction Contracts to Purchaser as provided in Section 9.6.

In the event that on the Closing Date any of the foregoing conditions, or any of the other express condition set forth in this Agreement, have not been satisfied, the Purchaser may elect by notice to the Seller and Escrow Agent to (i) waive the unsatisfied condition, or (ii) terminate this Agreement and thereupon the Deposit shall be returned to the Purchaser and the parties relieved of all continuing liability or obligations to the other arising by virtue of this Agreement except as expressly set forth in this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, in the event any of the foregoing conditions have not been satisfied and such failure is due to a default by Seller hereunder, then in addition to the rights set forth in the first sentence of this paragraph, Purchaser shall also have the rights set forth in Section 14.1 of this Agreement.

10.4 General Conditions of Seller.  In addition to other express conditions set forth in this Agreement, the obligations of Seller to sell the Property to Purchaser and to perform any other covenants or obligations to be performed by it on the Closing Date is subject to the following conditions (all of which may be waived in whole or in part by Seller):

(a) Purchaser Representation and Warranties True.  The representations and warranties made by Purchaser in this Agreement are true and correct in all material respects on the Closing Date with the same force and effect as if such representations had been made on and as of such date.  Notwithstanding the foregoing, prior to Closing, the Purchaser reserves the right to inform Seller of any updates or modifications to the Purchaser 's representations and warranties, but the Seller shall have the right to approve, in the exercise of its good faith discretion, such update or modification and this condition shall be deemed unsatisfied if Seller in good faith fails to approve such update or  modification.

(b) Purchaser Performance. On or before the Closing Date, Purchaser shall have satisfied its obligations under this Agreement in all material respects.

(c) No Litigation.  On the Closing Date, there is no Litigation except as set forth on the Litigation Schedule, and no action or proceeding has been instituted or threatened before any court to restrain or prohibit or to obtain damages in respect of, or which is related to or arises out of, this Agreement, or the consummation of the transactions contemplated herein.

In the event that on the Closing Date any of the foregoing conditions have not been satisfied, the Seller may elect by notice to the Purchaser and Escrow Agent to (i) waive the unsatisfied condition, or (ii) terminate this Agreement and thereupon the Deposit shall be returned to the Purchaser and the parties relieved of all continuing liability or obligations to the other arising by virtue of this Agreement, except as expressly set forth in this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, in the event any of the foregoing conditions have not been satisfied and such failure arises out of Purchaser’s default with respect to any of its obligations under this Agreement, including its failure to close the transaction when required to do so, then the Deposit shall be received by Seller as liquidated damages, pursuant to Section 14.2.

11. Brokerage. Seller and Purchaser expressly acknowledge that the Broker may be due a commission for this transaction and, if such commission is due, the same shall be paid by Seller pursuant to the terms of a separate written agreement, upon the transfer of the Property to Purchaser and the receipt of the Purchase Price by Seller.  Each party represents that it has not engaged any other brokers in this transaction.  As to any broker other than the

Broker, Seller and Purchaser agree to hold each other harmless and indemnify each other from and against any and all claims, demands, loss or damage (including reasonable attorneys’ fees, court costs and amounts paid in settlement of any claims) arising out of a claim or demand for any brokerage commission, fee or other compensation due or alleged to be due as a result of the indemnifying party’s actions in connection with the transaction contemplated by this Agreement.  The provisions of this Section 11 shall survive the Closing or any termination of this Agreement prior to the Closing Date for any reason whatsoever.

12. Risk of Casualty.  If, prior to the Closing Date, all or part of the Property is damaged by fire or by any other cause whatsoever, Seller shall promptly give Purchaser written notice of such damage.  If the cost of repairing such damage is not in excess of Seven Hundred Fifty Thousand Dollars ($750,000.00) (as determined by Seller’s independent insurer), and provided that the nature of the destruction or damage does not give CoStar or any other Tenant the right to terminate its Lease or abate rental thereunder (unless such right has been waived in writing following such damage or destruction), then (i) Purchaser shall have the right at the Closing to receive, to the extent such sums have not been expended on repair work, the amount of the deductible plus all insurance proceeds payable as a result of such casualty loss; (ii) this Agreement shall continue in full force and effect with no reduction in the Purchase Price and (iii) Seller shall have no obligation to repair such damage.  If the cost of repairing damage from such casualty is greater than Seven Hundred Fifty Thousand Dollars ($750,000.00) (as determined by Seller’s independent insurer), or if the nature of the damage or destruction shall give any Tenant the right to abate rent or terminate its Lease and such right shall not have been waived, then, in either such event, Purchaser shall each have the right, for a period of ten (10) days from the date of notice of the amount of damage caused by the casualty, to terminate this Agreement by giving notice of termination to Seller and the Escrow Agent within such period.  The foregoing provisions of this Section 12 notwithstanding, Purchaser may not terminate this Agreement solely by reason of a Tenant’s right to abate rent if Seller makes provision for Purchaser’s  reimbursement for any abatement of rent from and after Closing, whether by rent loss insurance of Seller that will inure to Purchaser’s benefit or other funds provided by Seller. In the event of such termination hereunder, the Deposit shall be returned to Purchaser and the parties hereto shall be released of any further liability hereunder except as otherwise provided herein.  If either party fails to notify the other and Escrow Agent within such period of its exercise of its right to terminate this Agreement, then Purchaser shall proceed to Closing and, to the extent such sums have not been expended on repair work, all insurance proceeds received by Seller as a result of such casualty loss plus the amount of the deductible not expended by Seller on repair work shall be paid to Purchaser at the Closing.  If such proceeds have not yet been received by Seller, then Seller’s rights to such proceeds shall be assigned to Purchaser at the Closing upon payment by Purchaser of the full Purchase Price less the amount of Seller’s deductible (subject to the adjustments and prorations set forth in Section 5), and Seller shall have no obligation to repair such damage.  Seller shall cooperate with Purchaser in connection with the recovery of such proceeds from the insurance company.

13. Notices and Other Communications.

13.1 Manner of Giving Notice.  Each notice, request, demand, consent, approval, objection or other communication (hereafter in this Section 13 referred to collectively as “notices” and referred to singly as a “notice”) which Seller, Purchaser or Escrow Agent is required or permitted to give pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if  sent by (i) personal delivery, (ii) Federal Express or other overnight courier service, (iii) facsimile with confirmation of receipt produced by the sending machine, or (iv) email with a hard copy to be received within one (1) Business Day by delivery by method (i) or (ii).  Any such notice shall be deemed given (i) in the case of notices which are sent by overnight courier service, when the notice in question is received or when delivery is refused, (ii) when the notice in question is personally delivered with confirmation of receipt, (iii) upon facsimile transmission as long as the sender’s facsimile machine confirms successful transmission, or (iv) in the case of notices which are sent by email, when the notice in question is received, provided that a copy shall have been received by a second method as set forth above. With respect to notices which are sent by overnight courier service, the records of the courier service shall be conclusive with respect to the date of receipt or refusal of delivery.

13.2 Addresses for Notices.  All notices shall be addressed to the parties at the following addresses:

If to Seller:

1331 L Street Holdings, LLC
c/o CoStar Group, Inc.
1331 L Street N.W.
Washington, D.C. 20005
Attn:  Jon Coleman, General Counsel
Facsimile No: (202) 346-6703
Telephone No: (202) 336-6997
E-Mail: jcoleman@costar.com

-and-

Richard G. David, Esq.
Womble Carlyle Sandridge & Rice, PLLC
1401 Eye Street, NW, Suite 700
Washington, D.C. 20005
Facsimile No.:  (202) 261-0002
Telephone No.: (202) 857-4402
E-mail:  rdavid@wcsr.com
If to Purchaser:

c/o GLL Real Estate Partners
200 South Orange Avenue, Suite 1920
Orlando, FL 32801
Facsimile No.:  (407) 233-1955
Telephone No.:  (407) 233-1900
E-mail: Jochen Schnier

With copies to:
Bradley Arant Boult Cummings LLP
1600 Division Street, Suite 700
Nashville, TN 37203
Attention: J. Greer Cummings, Jr.
Facsimile No.:  (615) 252-6316
Telephone No.:  (615) 252-2316
E-mail: gcummings@babc.com

If to Escrow Agent:

At the address and facsimile number specified in Section 1 hereof

Either party may, by notice given pursuant to this Section 13, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices.

14. Default and Remedies.

14.1 Seller’s Default.  Provided all conditions precedent to Seller's obligations hereunder have been satisfied or waived, and Seller fails to close the transaction when required to do so under the provisions hereof or Seller otherwise defaults under this Agreement, then Purchaser may elect one of the following as Purchaser’s sole and exclusive remedy:  (i) terminate this Agreement by giving notice of termination and the reasons therefor to Seller, in which event (a) Seller shall reimburse Purchaser for all reasonable out of pocket expenses incurred by Purchaser in connection with this Agreement or the proposed purchase of the Property, not to exceed $150,000.00 and (b) neither Seller nor Purchaser shall have any further obligations or liabilities one to the other except as expressly set forth in this Agreement, and the documents and information provided to Purchaser by Seller and/or Seller’s agents shall be returned to Seller and the Deposit shall be returned to Purchaser; or (ii) thereby waiving all other actions, rights or claims for damages, bring an equitable action for specific performance of the terms of this Agreement. In no event whatsoever shall Purchaser be entitled to any other damages, rights or remedies against Seller hereunder.

14.2 Purchaser’s Default.  Provided all conditions precedent to Purchaser's obligations hereunder have been satisfied or waived, and Purchaser fails to close the transaction when required to do so under the provisions hereof, then Seller may, as Seller’s sole remedy, terminate this Agreement and receive the Deposit as liquidated damages, with any documents previously delivered by Seller to Purchaser to be returned to Seller, and thereafter Seller and Purchaser shall have no further obligations or liabilities one to the other except as expressly set forth in this Agreement.  Seller’s right to receive the Deposit as liquidated damages is agreed to due to the difficulty, inconvenience and uncertainty of ascertaining actual damages for such breach by Purchaser, and Purchaser agrees that the same is a reasonable and fair estimate of damages.

14.3 Indemnity Provisions.  In the event that this Agreement is terminated pursuant to this Section, the indemnity obligations of Purchaser contained in Section 9.4 shall survive such termination.  In addition to the foregoing, the limitation on liability and remedies contained in this Section shall, in no event, limit the Purchaser's indemnity obligations under Section 9.4.

14.4 Limitation of Liability                                            .Notwithstanding any contrary provisions in this Agreement or the documents executed by Seller at Closing, Seller’s maximum liability as to any obligations which survive Closing (“Post Closing Claims”)  shall not exceed Five Million  and No/100 Dollars ($5,000,000.00) in the aggregate and shall be limited to Purchaser’s actual damages (excluding any indirect, punitive, consequential, exemplary or special damages), and (ii) Purchaser shall not bring any action for a Post Closing Claim unless the aggregate amount of all such claims exceeds One Hundred Thousand Dollars ($100,000.00) (the “Floor”), provided that if Purchaser brings an action for a Post Closing Claim that is in excess of the Floor, then Seller’s liability therefor shall include the amount up to and including the Floor.  No constituent partner, member in or manager or agent of Seller or Purchaser, nor any advisor, director, officer, employee, beneficiary, Shareholder, member, partner, participant, representative or agent of any limited liability company, partnership, corporation or other entity that has a direct or indirect interest in Seller or Purchaser, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing.

15. Environmental Condition.

15.1 Existing Reports. Seller represents and warrants that, except as set forth in the Existing Environmental Reports (i)  during the period of the Seller's ownership of the Property no Hazardous Materials have been manufactured, placed, stored, discharged, or disposed on, in, or under the Property by Seller (except for diesel fuel stored in aboveground storage tanks to fuel emergency generators in or on the Building); and (ii) it has not received any notice (nor does Seller have actual knowledge) of any specific condition that would afford a proper basis for a governmental notice) that the Property violates any Environmental Laws. For purposes of this Agreement, the term "Hazardous Materials" shall include, without limitation,  any substance which is or contains (1) any “hazardous substance” as now or hereafter defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. §9601 et seq.) (“CERCLA”) or any regulations promulgated under or pursuant to CERCLA; (2) any “hazardous waste” as now or hereafter defined in the Resource Conservation and Recovery Act (42 U.S.C. §6901 et. seq.) (“RCRA”) or regulations promulgated under or pursuant to RCRA; (3) any substance regulated by the Toxic Substances Control Act (15 U.S.C. §2601 et seq.); (4) gasoline, diesel fuel, or other petroleum hydrocarbons; (5) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (6) polychlorinated biphenyls; (7) radon gas; and (8) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under Environmental Requirements (as hereinafter defined) or the common law, or any other applicable laws relating to the Property.  Hazardous Materials shall include, without limitation, any substance, the presence of which on the Property, (A) requires reporting, investigation or remediation under Environmental Requirements; (B) causes or threatens to cause a nuisance on the Property or adjacent property or poses or threatens to pose a hazard to the health or safety of persons on the Property or adjacent property; or (C) which, if it emanated or migrated from the Property, could constitute a trespass.

15.2 Permitted Usage.  The provisions of Section 15.1 are not intended to prohibit or preclude the use of Hazardous Materials commonly found in office buildings so long as disposal, use and storage of the same has been conducted in accordance with applicable laws.  Purchaser acknowledges that prior to the Closing Date, it will be afforded an opportunity to (i) inspect the Property; (ii) observe its physical characteristics and existing conditions; and (iii) conduct such investigation and study on and of the Property and adjacent areas as Purchaser deemed or deems necessary.

15.3 "As Is".  Subject to Seller's responsibility for any breach of the warranties and representations contained in Sections 8, 15.1 and 16 of this Agreement, as of the Closing Date, Purchaser agrees not to initiate any claim, lawsuit or civil proceeding against Seller with respect to the environmental condition of the Property or the cost of Purchaser's environmental investigations or any environmental remediation cost first incurred on or after the Closing (including, but not limited to, those regarding structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Property). The foregoing agreements by Purchaser shall survive either (i) the Closing and the recordation of the  Assignment and Assumption of the Ground Lease, and shall not be deemed merged therein upon its recordation, or (ii) any termination of this Agreement.

16. Seller’s Representations and Warranties.  Seller makes the following representations and warranties to Purchaser for the purpose of inducing Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, each of which representations and warranties is true and correct in all material respects on the Effective Date:

16.1 Representations and Warranties Regarding Authority and Status.

(a) Organization. Seller is a limited liability company formed and validly existing under the laws of the State of Delaware and in good standing in Delaware and, if applicable, in the District of Columbia.

(b) Authorization. The execution and delivery of this Agreement and the transactions contemplated hereby have been duly authorized by Seller, and by Guarantor with respect to the Guaranty contained in Section 25 hereof.

(c) No Conflicting Agreements.  The execution and delivery by Seller of, and the performance and compliance by Seller with the terms and provisions of, this Agreement do not violate any of the terms, conditions or provisions of its limited liability company operating agreement; any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject; or any agreement or contract listed on any Schedule or Exhibit to this Agreement or, to Seller's knowledge, any other agreement or contract to which Seller is a party or to which it or the Property is subject (excluding any mortgage and related loan documents which will be paid and released of record on the Closing Date).

(d) Approvals.  No authorization, consent, order, approval or license from, filing with, or other act by any Governmental Authority or other Person is or will be necessary to permit the valid execution and delivery by Seller of this Agreement or the conveyance by Seller of the Property to Purchaser in accordance with the terms of this Agreement.

(e) Not A Foreign Person. Seller is not a “foreign person,” as defined in the federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, as amended, and at Closing, Seller shall deliver to Purchaser a certificate so stating.

(f) United States Person.  Seller is a "United States person" within the meaning of Sections 1445(f)(3) and 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

(g) Absence of Bankruptcy.  Neither Seller nor any member of Seller has commenced (within the meaning of any bankruptcy law) a voluntary case, consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any bankruptcy law that is for relief against Seller or any of its members in an involuntary case or appoints a custodian of Seller or any of its members or for all or any substantial part of its or their property.

(f)  OFAC. Seller hereby represents and warrants that neither Seller, nor any persons or entities holding any legal or beneficial interest whatsoever in Seller, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons.”

16.2 Representations and Warranties Regarding Property and Legal Matters.

(a) Operating Statements.  The Operating Statements fairly reflect the income and expenses of the Property for the respective periods covered thereby.

(b) Condemnation.  Seller has not received from a governmental authority notice of any (and to Seller's actual knowledge there is no, pending or contemplated) condemnation proceedings affecting the Property, or any part thereof.

(c) Zoning.  There are no outstanding zoning proffers or notices of zoning violations applicable to the Property or any part thereof.

(d) Title to Personal Property.  Seller has good and marketable title to, and owns outright, the Personal Property, free and clear of all liens, encumbrances, security interests and adverse claims of any kind or character, other than liens which will be released at the Closing.

(e) Mechanics' Liens.  Not as of the Effective Date, but as of the Closing Date only, all bills and claims due and owing for labor performed and materials furnished to or for the benefit of the Property for all periods prior to the Cut Off Date have been (or prior to the Closing Date will be) paid in full, and on the Closing Date there will be no mechanics' liens or materialmen's liens (whether or not perfected) on or affecting the Property.

(f) Litigation.  The Litigation Schedule set forth on Schedule E contains a complete and correct list of all investigations, actions, suits, proceedings or claims pending or, to Seller's actual knowledge, threatened against or affecting Seller or the Property, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign (collectively, the "Litigation"), and sets forth, with respect to each such Litigation, the parties to such Litigation, the amount claimed as damages (or other remedies sought) and the status of such Litigation as of the date hereof.  Except as set forth on the Litigation Schedule, there is no Litigation.

(g) Underground Storage Tanks.  Except as specifically described in the Underground Storage Tank Disclosure, Seller has no actual knowledge that there are underground storage tanks located on the Property.  Seller has not removed, or caused its agents or contractors to remove, any underground storage tanks from the Property.

16.3 Representations and Warranties Regarding Leases, Contracts, and Other Documents.

(a) Leases.

(i) Lease Schedule. The Lease Schedule contains a complete list of all Leases in effect as of the Effective Date.  There are no Leases or other tenancies for any space in the Property other than those set forth on the Lease Schedule.  Seller has delivered to Purchaser true and complete copies of each Lease (including all amendments thereto and all assignments thereof and subleases, if any, and any other agreements between Seller and a Tenant) described in the Lease Schedule.

(ii) Lease Representations.  Except as otherwise disclosed on the Lease Schedule or elsewhere in this Agreement:

(A)           to Seller’s actual knowledge, each Lease is in full force and effect, constitutes a legal, valid and binding obligation of the Tenant thereunder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy and similar laws affecting the enforcement of creditors' rights generally or equitable considerations which may affect a court's exercise of its equitable powers, and has not been modified, amended or extended;

(B)           the annual or monthly Rent listed opposite the name of each Tenant on the Rent Roll is the amount, including Basic Rent and Additional Rent, actually collected from or billed to such Tenant for the month immediately preceding the Effective Date and, except as set forth in the Rent Roll, there is no arrearage in excess of one month;

(C)           each Tenant is now in possession of the leased premises under its Lease, except for CoStar which will take possession of its various unoccupied offices in accordance with the Lease Schedule;

(D)           none of the Tenants owes Seller any amounts due for Rent or other charges payable under its Lease or other side letter or agreement or, to the extent any Tenant is delinquent in paying Seller any such amount, the amount of the delinquency is set forth in Schedule C;

(E)           to Seller's actual knowledge, none of the Tenants is in default in the performance or observance of any of the material non-monetary covenants or conditions to be kept, observed or performed by it under its Lease and, to the extent Seller has actual knowledge of any such default, the default is described in the Rent Roll;

(F)           no renewal, extension or expansion options have been granted to any Tenant except as set forth in such Tenant's Lease;

(G)           no Tenant has an option to purchase the Property, or any part thereof, except as set forth in the CoStar Lease;

(H)           no Tenant is entitled to any rebate, rent abatement, concession, deduction or offset, except as set forth (i) in such Tenant's Lease, and (ii) in the Lease Schedule if any Tenant is entitled to receive any portion of same from and after Closing ;

(I)           except as disclosed in the Rent Roll, no Tenant has paid any Rent for a period of more than thirty (30) days in advance;

(J)           no Tenant is entitled to receive from Seller, as landlord, any contribution or allowance, either in money or in kind, on account of the construction of its improvements, except as set forth (i) in such Tenant's Lease, and (ii) in  the Lease Schedule if any Tenant is entitled to receive any portion of same from and after Closing, and the amount of any such contribution or allowance to be received by any Tenant after Closing shall be deducted from the Purchase Price;

(K)           there are no oral or written representations or agreements between Seller and any Tenant, except as set forth in the Leases;

(L)           Seller has not received from any Tenant under a Lease a written notice of default by Seller in performing any of its obligations as landlord under such Lease or a written notice of violation of any legal requirements, and to Seller’s actual knowledge Seller is not in default in performing any of its obligations as landlord under any of the Leases or in complying with any legal requirements;

(M)           all alterations, installations, decorations and other work required to be performed by Seller, as landlord, under the provisions of each Lease set forth on the Lease Schedule have been completed and fully paid for, or will be completed and fully paid for on or before the Closing Date, except to the extent permitted by Section 5.7 hereof; and except as set forth in Section 16.3(a)(ii)(P);

(N)           [Intentionally Deleted]

(O)           As of the Closing Date, no brokerage commissions, finder’s fee or similar compensation of any kind shall be due in connection with the Leases, including both commissions due with respect to current terms and commissions due upon exercise of options or otherwise, except as set forth on the Lease Schedule and except for any commissions due under Approved Leases, to the extent applicable; and

(P)           Attached to this Agreement as Exhibit O is a copy of that certain unsigned First Amendment to Lease (the “Foxhall Lease Amendment”), by and between Seller and Foxhall Enterprises, Inc.(“Foxhall”), which provides, as set forth in more detail in the Foxhall Lease Amendment, that the landlord under the Foxhall Lease (the “Foxhall Landlord”) shall undertake and complete certain demolition, reconfiguration and construction work described therein (the “Foxhall Work”) at the Foxhall Landlord’s expense , and (ii) the Foxhall Landlord shall reimburse Foxhall for all reasonable architectural and legal fees incurred by Foxhall in connection with the demolition and reconfiguration of the premises (“Reimbursable Fees”).  The Foxhall Work shall be included in the work to be completed pursuant to the Common Area Construction Contracts.  Notwithstanding any other provision of this Agreement to the Contrary, (i) if the Foxhall Lease Amendment has not been fully executed in the form attached by the close of business on the Effective Date, Seller shall be permitted to execute same (or a lease amendment in substantially the same form) after the Effective Date, but prior to the Closing Date, and same shall be considered an Approved Lease hereunder; and (ii) the obligation to complete the Foxhall Work and pay the Reimbursable Fees to Foxhall in accordance with the Foxhall Amendment shall be assumed by Purchaser, with the entire cost of the Foxhall Work, and the amount of the Reimbursable Fees, to be paid by Purchaser out of the Common Area Escrow Amount.

Notwithstanding that the CoStar Lease is a Lease hereunder, the parties acknowledge and agree that none of the representations and warranties made under this Section 16.3(a) include or cover the CoStar Lease, and Schedules B, C and I attached to this Agreement have been compiled without regard to the CoStar Lease, since it is to be executed by Purchaser on the Closing Date.

(b) Contracts.  The Service Contract Schedule set forth on Schedule D contains a complete and accurate list of all Service Contracts. All Service Contracts are terminable by Seller, its successor or assigns, without cause and without payment of penalty or premium upon no more than thirty (30) days notice, except as otherwise noted on Schedule D.  Seller has delivered to Purchaser true and complete copies of each of the Service Contracts listed on the Service Contract Schedule.  Each of such Service Contracts is in full force and effect and has not been modified or amended except as indicated on the Service Contract Schedule.  Seller has not received any notice of default of Seller under any Service Contracts that has not been cured and, to its actual knowledge, Seller is not in default under any of the Service Contracts listed on the Service Contract Schedule.

(c) Ground Lease.  To Seller’s actual knowledge, the Ground Lease is in full force and effect.  Seller has not received from the Ground Lessor a written notice of default by Seller in performing any of its obligations as ground lessee under the Ground Lease, and to Seller’s actual knowledge, Seller is not in default in performing any of its obligations as ground lessee under the Ground Lease. The foregoing notwithstanding, Seller acknowledges that it has been paying ground rent to the Ground Lessor based upon rent payable by Tenant on the space occupied by Tenant that is less than the rent Tenant will be paying under the CoStar Lease if it is executed, but Seller agrees (and has discussed with the Ground Lessor) that it will pay to Ground Lessor at or prior to Closing any unpaid ground rent that would have been payable on all space occupied by CoStar had the ground rent been based upon the rent payable by Tenant under the CoStar Lease (the “Unpaid Accrued Ground Rent”), and Seller shall not be deemed in default under this Section 17(c) so long as the Ground Lessor has delivered to the Escrow Agent an Estoppel, in the form attached here as Exhibit I, confirming among other things that Ground Lessor has received all rents that are then due under the Ground Lease or will receive the same out of Closing proceeds; including the Unpaid Accrued Ground Rent.

17. Seller’s Disclosures.  .

17.1           Soil Disclosure.  . Pursuant to Section 45-608 of the District of Columbia Code, Seller hereby notifies Purchaser that the soil of the Property as described by the Soil Conservation Service of the United States Department of Agriculture in the Soil Survey of the District of Columbia published in 1976, as the same may be amended from time to time, and as shown on the Soil Maps of the District of Columbia at the back of that publication, is designated as “urban land”.  For further information Purchaser can contact a soil testing laboratory, the District of Columbia Department of Environmental Service or the Soil Conservation Service of the Department of Agriculture.  The foregoing is given pursuant to District of Columbia statutory requirements and does not constitute a limitation on Purchaser's right to inspect and study the soil characteristic and condition pursuant to Section 9 of this Agreement.

17.2           Underground Storage Tank Disclosure.  . Purchaser hereby acknowledges that, prior to entering into this Agreement, Seller made a disclosure to Purchaser with respect to any underground storage tanks located on the Property of which Seller has knowledge.  The form of disclosure is set forth in Exhibit J (the “Underground Storage Tank Disclosure”).

18. Third Party Beneficiaries.  Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Agreement.  All terms and conditions in this Agreement shall be for the sole and exclusive benefit of the parties hereto.  This Section 18 shall survive the Closing or termination of this Agreement prior to the Closing Date for any reason whatsoever.

19. Further Assurances.  Purchaser and Seller each agree to execute and deliver to the other such further documents or instruments, and take such further actions (at no material unreimbursed expense and with no assumption of liability) as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement, including, without limitation, cooperating in the transfer of warranties and Accepted Contracts that require such further action.  The foregoing provisions notwithstanding, with respect to the fifteen year roof Warranty #10044 ( the “Roof Warranty”) issued by Henry Company (“Henry”), Seller will, after Closing, join in any separate transfer documents required by  Henry to complete the transfer of the Roof Warranty, comply with the Section thereof entitled “Conditions of Transfer,” and pay (or reimburse Purchaser for if Purchaser has paid) the warranty transfer fee to Henry and the cost of any repairs and replacements to the roof required by Henry under said Section of the Warranty.  This Section 19 shall survive the Closing Date and shall be enforceable at any time.

20. No Assignment.  The rights of Purchaser under this Agreement cannot be assigned in whole or in part without the prior consent of Seller, in Seller’s sole discretion.  The foregoing shall not however prohibit the Purchaser from assigning, without the consent of Seller, its rights hereunder to an Affiliate or to any entity managed or controlled by either GLL Real Estate Partners GmbH (“GLL”), or an Affiliate of GLL.  Seller shall recognize and be bound to any assignee permitted in the preceding sentence upon receipt of notice of such assignment, specifying the name and address of the assignee, and an explanation of the relationship between Purchaser and the assignee.  Purchaser shall provide Seller with a complete copy of the fully-executed assignment documents.  Purchaser’s assignee must assume, in writing, all of the obligations and duties of the Purchaser contained in this Purchase Agreement; provided, however, that, in the event of any such assignment, the assignor shall continue to remain liable for all such obligations and duties of the “Purchaser” under this Purchase Agreement.

21. Purchaser’s Authority.  Purchaser hereby represents and warrants to Seller that the following statements are true and correct as of the Effective Date and shall be true and correct as of the Closing Date:

(a) The Purchaser is a limited liability company, duly formed and in good standing under the laws of Delaware.

(b) Purchaser has the full right, power and authority and has taken all requisite limited liability company action to enter into this Agreement, to purchase the Property and to carry out its obligations as set forth hereunder, subject to investment committee and investor approval to be obtained prior to the End of the Inspection Period (the “Purchaser’s Approvals”).  If Purchaser fails to terminate this Agreement prior to the End of the Inspection Period, Purchaser shall conclusively be deemed to have obtained Purchaser’s Approvals.

(c) Except for the Purchaser’s Approvals, no consent or approval of any person, entity or governmental agency or authority is required with respect to the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transaction contemplated hereby or the performance by Purchaser of its obligations hereunder.

(d) The execution and delivery by Purchaser of, and the performance and compliance by Purchaser with the terms and provisions of this Agreement, do not violate any of the terms, conditions or provisions of its partnership agreement; any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Purchaser is subject.

(e) There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorship or voluntary or involuntary proceedings in bankruptcy or pursuant to any debtor relief laws filed by Purchaser or against Purchaser.

22. [INTENTIONALLY DELETED]

23. Assumption of Service Contracts; Termination of Management Agreement.  All Service Contracts are assignable (or Seller shall have obtained any necessary consents), and shall be included in the assignment and assumption described in Section 7.1(c).  The Management Agreement shall also be terminated as of the Closing Date, pursuant to the form of Termination of Management Agreement (“Management Termination Agreement”) attached hereto as Exhibit N. At Closing, Purchaser agrees it will enter into a new management agreement with Property Manager which shall be mutually acceptable to Purchaser and Property Manager.

24. Miscellaneous.

24.1 Captions and Execution.  The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.  This Agreement shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

24.2 Amendment and Merger.  This Agreement may not be changed or terminated orally.  This Agreement shall not be deemed to have been merged with the conveyance of title and all covenants, agreements, indemnities, representations and warranties shall survive the Closing for a period of nine (9) months, except as may be otherwise specifically provided herein, and any claim or litigation arising out of this Agreement, or the transaction contemplated hereby, must be instituted before such date.  This Section shall not limit the survivability of the Purchaser's indemnity contained in Section 9.4 hereof or of the mutual indemnities set forth in Section 11 hereof.

24.3 Binding.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, personal representatives, heirs and permitted assigns.

24.4 Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the District of Columbia (without giving any effect to the principles of conflicts of law).  Should any provision of this Agreement require judicial interpretation, it is agreed that the court interpreting or considering same shall not apply the presumption that the terms hereof or thereof shall be more strictly construed against a party by reason of the rule or conclusion that a document should be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that all parties hereto have participated in the preparation of the instruments and that each party consulted legal counsel before the execution and delivery hereof. Any litigation arising out of this Agreement shall be brought in the Superior Court of the District of Columbia or in the United States District Court for the District of Columbia, Seller and Purchaser consenting to the venue of such courts.  In no event shall Seller be liable after the Closing Date for its breach of any covenant, representation or warranty if (i) such breach was actually known to Purchaser prior to the Closing Date, and (ii) such breach entitled Purchaser to terminate this Agreement but Purchaser waived the same by closing.  Neither party may record this Agreement.

24.5 Entire Agreement.  This Agreement, together with the attached Exhibits A through P and Schedules A through P, contains the entire agreement between the parties and any and all prior understandings, statements, representations and agreements are merged herein and any agreement hereafter made shall be ineffective to change, modify, or discharge this Agreement in whole or in part unless such agreement hereafter made is in writing and signed by the parties hereto.

24.6 Time of Essence.  Purchaser and Seller each agree that time is of the essence with respect to each and every provision of this Agreement.

24.7 No Waiver.  Except as otherwise provided in this Agreement, failure by Purchaser or Seller to insist upon or enforce any rights herein shall not constitute a waiver thereof.

24.8 Partial Invalidity.  If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

24.9 Exclusive Rights.  After the Effective Date, Seller agrees that it will not enter into any negotiations or form of letter of intent or other agreement for the sale of the Property to a third party so long as this Agreement continues in effect.

24.10 No Offer or Binding Contract.  The parties hereto agree that the submission of an unexecuted copy or counterpart of this Agreement by one party to another is not intended by either party to be, or be deemed to be a legally binding contract or an offer to enter into a legally binding contract.  The parties shall be legally bound pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Purchaser fully executed and delivered to each other a counterpart of this Agreement.

24.11 Counterparts. .  This Agreement may be executed in two (2) or more counterparts, each counterpart shall be deemed an original and all of which together shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement. A signed copy of this Agreement or any amendment hereto or any other document related hereto transmitted by telecopier, facsimile machine or email in pdf format shall be deemed an executed original of such document for all purposes, and the party so providing such signed copy shall deliver promptly, thereafter, by nationally recognized overnight courier to all other parties an executed original copy of such signed document.

24.12 Joint and Several Liability.   [Intentionally Omitted].

24.13 Like Kind Exchange.  Notwithstanding anything contained herein to the contrary, Purchaser acknowledges that Seller may designate the Property as relinquished property to consummate a like-kind exchange or reverse like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (a “Seller Exchange”) with respect to property that Seller will acquire either prior to or within one hundred eighty (180) days after Closing (the “Replacement Property”).  In the event that Seller designates the Property as relinquished property to consummate a Seller Exchange with respect to the Replacement Property through the use of a qualified intermediary (the “Intermediary”) and/or Exchange Accommodation Titleholder (“EAT”), Purchaser shall cooperate in structuring the transaction as a Seller Exchange for the benefit of Seller, and Purchaser agrees to render all required performance under this Agreement to either the Intermediary or the EAT (either the Intermediary or the EAT referred to herein, and Purchaser’s Intermediary or EAT, or a single member limited liability company owned by either such Intermediary or EAT) hereinafter referred to as the or an “Exchange Assignee”) to the extent reasonably directed by Seller and to accept performance of all of Seller’s obligations by the Exchange Assignee, all of the foregoing, however, to be without cost, delay or expense to Purchaser.  Purchaser agrees that performance by the Exchange Assignee will be treated as performance by Seller, and Seller agrees that Purchaser’s performance to the Exchange Assignee will be treated as performance to Seller.  No assignment of rights under this Agreement to an Exchange Assignee shall effect a release of Seller from its obligations under this Agreement as primary obligor.

24.14 Jury Waiver.  Each party hereto waives the right to a trial by jury in any action or proceeding based upon, or related to, the subject matter of this Agreement or any action between any party hereto and any of their successors, or assigns, under or connected with this Agreement or any of its provisions.  This waiver is knowingly, intentionally and voluntarily made by each and every party hereto, ands each of the parties hereto acknowledges that neither such party nor any person acting on behalf of such party has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect.

25. CoStar Guaranty.  Guarantor joins in this Agreement for the purpose of guaranteeing and does hereby irrevocably, absolutely and unconditionally guarantee the timely payment and performance of all of Seller’s liabilities, obligations and covenants under this Agreement.   In that regard, Guarantor hereby waives (i) its right to any and all notices, including, but not limited to, notices of default or dishonor, (ii) any and all other defenses to the obligations of the Guarantor hereunder, including, but not limited to, defenses arising from Purchaser’s failure to give timely notice to Guarantor, defenses arising out of any compromise, release, settlement or discharge of the guaranteed obligations, the Seller or any other guarantor or surety, and defenses arising out of the impairment of recourse or collateral.  The Guarantor understands and agrees that the Purchaser may look first to the Guarantor for the payment or the performance of the liabilities, obligations and covenants of Seller under this Agreement, without first looking to and pursuing its remedies against Seller, this Guaranty being a guaranty of payment and performance and not merely of collection.  Subrogation rights or any other rights or claims of any kind the Guarantor has against Seller, if any, shall not become available until all liabilities, obligations and covenants of Seller under this Agreement have been fully satisfied.  The validity of this guarantee shall not be impaired by any event whatsoever, including, but not limited to, (i) the merger, consolidation, dissolution, cessation of business or liquidation of Seller, (ii) the financial decline or bankruptcy of Seller, (iii) Purchaser’s compromise or settlement with or without release of any other party liable for such payment and performance, (iv)  Purchaser’s failure to file suit against Seller (regardless of whether Seller is becoming insolvent, is believed to be about to leave the state or any other circumstance), (v)  Purchaser’s failure to give the Guarantor notice of default by Seller or notice of dishonor, (vi)  the unenforceability of the guaranteed obligations against Seller due to bankruptcy discharge or otherwise, (vii) the extension, modification or amendment of this Agreement, (viii) Purchaser’s failure to exercise diligence in collection or enforcement, (ix) the termination of any relationship between the Guarantor and Seller, or (x) Seller’s change of name or the use of any other name. Purchaser’s right to enforce the terms of this Guaranty shall not be affected, delayed, limited, impaired or discharged, in whole or in part, by reason of any stay, extension or discharge that may be granted to the Seller by any court in proceedings under the Bankruptcy Code, or any amendments thereof, or under any other state or other federal statutes, and the Guarantor expressly waives the benefits of any such stay, extension or discharge. Guarantor agrees to pay all costs of collection, including, without limitation, court costs and reasonable attorney’s fees that Purchaser may incur in enforcing the terms of this guarantee against Guarantor.  The provisions of this section shall be binding upon the Guarantor and its successors and assigns and inure to the benefit of Purchaser and its successors and assigns. Failure of Purchaser to insist in any one or more instances upon strict performance of any one or more of the provisions hereof or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights, but the same shall continue and remain in full force and effect.  None of the  provisions hereof  shall be deemed waived, unless the waiver is expressed in writing signed by the party charged therewith.  Guarantor shall not be entitled to require that Purchaser marshal assets, and the benefit of any rule of law or equity to the contrary is hereby expressly waived by the Guarantor.

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date first above written.

[Balance of Page Intentionally Blank]

PURCHASER:

WITNESS:                                                                             GLL L-Street 1331, LLC.

_____________________________                             By:
 Name:
Title:

SELLER:

WITNESS:                                                                            1331 L Street Holdings, LLC, a Delaware
                                                                                                 limited liability company

_____________________________                              By:
Name:  Andrew Florance
Title:  Manager

 GUARANTOR:

WITNESS:                                                                             CoStar Group, Inc.

_____________________________                              By:
Name:
Title:

ESCROW AGENT

The undersigned Escrow Agent executes this Agreement solely for the purpose of evidencing its agreement to perform the obligations of the Escrow Agent as set forth and contained in the foregoing and annexed Purchase and Sale Agreement, it being understood and agreed that Escrow Agent shall have absolutely no liability for the performance by Seller or Purchaser of their obligations under the Purchase and Sale Agreement.

Old Republic National Title Services Company,
A Minnesota corporation

By:
Name:
Title: